UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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Lydall, Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING

To: The Owners of Lydall, Inc. Common Stock

You are cordially invited to attend the Annual Meeting of Stockholders.

Location:	Hilton Hartford, 315 Trumbull Street, Hartford, CT 06103
Date:	Friday, April 29, 2016
Time:	9:00 a.m.

The Annual Meeting of Stockholders will be held for the purposes of:

1.	Electing the eight nominees named in the proxy statement to serve as Directors until the annual meeting of stockholders to be held in 2017 and until their successors are elected and qualified;
2.	Holding an advisory vote on executive compensation;
3.	Ratifying the appointment of PricewaterhouseCoopers LLP as independent auditor for fiscal year 2016; and
4.	Transacting any other business that may properly come before the Annual Meeting.

All stockholders are invited to attend the Annual Meeting. However, whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, we urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting, you have the right to vote in person even if you have previously submitted your proxy. If you hold your stock in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Sincerely,

Chad A. McDaniel
Senior Vice President, General Counsel,
Chief Administrative Officer and Secretary

Manchester, CT
March 10, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 29, 2016.

This proxy statement, along with the Lydall, Inc. 2015 Annual Report and Form 10-K, are available free of charge on our website at:
www.lydall.com and by clicking on Investor Relations.

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Lydall, Inc.
One Colonial Road
Manchester, CT 06042-2378

PROXY STATEMENT

Lydall, Inc. (“we”, “Lydall” or the “Company”) is providing these proxy materials in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at our 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, April 29, 2016 beginning at 9:00 a.m. at the Hilton Hartford, 315 Trumbull Street, Hartford, Connecticut and at any postponements or adjournments thereof. This Proxy Statement is being mailed or otherwise furnished to stockholders on or about March 18, 2016. You should review this information together with our 2015 Annual Report to Stockholders, which accompanies this Proxy Statement.

Information about the Annual Meeting

Why did you send me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the Annual Meeting to be held on Friday, April 29, 2016 or any postponements or adjournments thereof. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Who can vote at the Annual Meeting?

Only stockholders of record of Lydall’s Common Stock at the close of business on March 4, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof. As of the Record Date, there were 17,118,347 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share.

How many shares must be present to conduct the Annual Meeting?

We must have a “quorum” present in person or by proxy to hold the Annual Meeting. A quorum is a majority of the outstanding shares entitled to vote. Votes withheld from any nominee, abstentions and broker non-votes (defined below) will be counted as present or represented for the purpose of determining the presence or absence of a quorum for the Annual Meeting.

What matters are to be voted upon at the Annual Meeting?

Three proposals are scheduled for a vote:

•	Election as Directors of the eight nominees named in this Proxy Statement, to serve until the annual meeting of stockholders to be held in 2017 and until their successors are elected and qualified;
•	Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers; and
•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	“FOR” the election of each of the nominees for Director named in this Proxy Statement;
•	“FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers; and
•	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor.

How do I vote before the Annual Meeting?

With respect to the election of directors, you may vote “FOR” any or all of the nominees or withhold authority to vote for any or all nominees. For the advisory vote on the compensation of the Company’s Named Executive Officers, and the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor, you may vote “FOR” or “AGAINST” or abstain from voting.

If you hold your shares in your own name, you may vote as follows:

Telephone — To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.
Internet — To vote over the Internet, please follow the instructions on the enclosed proxy card. If you vote on line, it is not necessary to mail your proxy card.
Mail — To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.
In Person — If you wish to vote in person, written ballots will be available at the Annual Meeting.

How do I vote if my broker holds my shares in “street name”?

If you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee. For directions on how to vote shares held beneficially in street name, please refer to the voting instruction card provided by your broker, bank or other nominee.

May I vote at the Annual Meeting?

Yes, if you hold your shares in your own name, you may vote your shares at the Annual Meeting if you attend in person. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting in person. If you hold your shares in street name, in order to vote in person at the Annual Meeting, you must request a proxy from your broker, bank or other nominee.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of these proxy materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

How many votes do I have?

Each share of Common Stock that you own as of the close of business on the Record Date entitles you to one vote on each nominee and on each other matter voted upon at the Annual Meeting.

May I change my vote?

Yes, if you own shares in your own name, you may change your vote or revoke your proxy at any time before the vote at the Annual Meeting by executing a valid proxy bearing a later date and delivering it to us prior to the Annual Meeting at Lydall, Inc., One Colonial Road, Manchester, Connecticut 06042, Attn: Secretary. You may withdraw your vote at the Annual Meeting and vote in person by giving written notice to our Secretary. You may also revoke your vote without voting by sending written notice of revocation to our Secretary at the above address. However, if you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must contact your broker, bank or other nominee to change your vote.

How are my shares voted if I submit a proxy but do not specify how I want to vote?

If you submit a properly executed and signed proxy card and return it without indicating how you would like to vote your shares, the persons named in the proxy card (or, if applicable, their substitutes) will vote your shares as the Board recommends, which is:

•	“FOR” the election of each of the nominees for Director named in this Proxy Statement;
•	“FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers; and
•	“FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLC as our independent auditor.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In particular, brokers will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”). If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority under NYSE rules to vote on the election of directors or on the advisory vote on executive compensation without instructions from you, and in the absence of instructions from you, a broker non-vote will occur and your shares will not be voted on these matters.

Your vote is important and we strongly encourage you to vote your shares by following the instructions provided on the voting instruction card. Please return your voting instructions to your broker, bank or other nominee and contact the person responsible for your account to ensure that your shares are voted on your behalf.

What vote is required to elect directors?

Under our Bylaws, Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. This means that the nominees receiving the highest number of votes, whether or not a majority of the total number of votes cast, will be elected. Neither votes that are withheld nor broker non-votes will affect the outcome of the election of Directors.

What happens in an uncontested election if an incumbent director does not receive a majority of the votes cast on his or her election?

Our Board has adopted a majority voting policy with respect to the election of Directors, which is set forth in the Corporate Governance Guidelines of the Company. Under this policy, in uncontested elections, an incumbent Director nominee is required to tender his or her resignation if the number of shares voted “for” a Director’s election is less than 50% of the number of the votes cast with respect to that Director’s election. For this purpose, votes cast include votes to withhold authority but exclude broker non-votes.

The Corporate Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or take any other action. The Board will act on the tendered resignation, taking into account the Corporate Governance Committee’s recommendation, and publicly disclose its decision and rationale within 90 days from the date of the certification of the election results. The Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that they consider appropriate and relevant and may act in their sole and absolute discretion. The Director who has tendered his or her resignation in accordance with this policy may not participate in the consideration of such tendered resignation by either the Corporate Governance Committee or the Board.

If an incumbent Director’s resignation is not accepted by the Board, such Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected and qualified, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board, then the Board, in its sole discretion, may fill the resulting vacancy or otherwise take action pursuant to the applicable provisions of the Company’s Bylaws and the Company’s Restated Certificate of Incorporation in effect at such time.

What vote is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers?

This matter is being submitted to enable stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers. In order to be approved on an advisory basis, this proposal must receive the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter. Brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner. Abstentions and broker non-votes are not considered to have been voted on this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares from which the majority is calculated. This proposal is an advisory vote and the result will not be binding on the Board or the Company.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLC as Lydall’s independent auditor for the fiscal year ending December 31, 2016?

Under the Company’s Bylaws, the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote and voting on the matter will constitute the stockholders’ approval. Because this proposal is considered a discretionary item for which a broker will have discretionary voting power, if you do not give instructions with respect to this proposal, there will be no broker non-votes with respect to this proposal. Abstentions are not considered to have been voted on this matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for the matter by reducing the total number of shares from which the majority is calculated.

Who will count the votes?

Votes will be counted by one or more inspectors of election appointed by the Board.

Who pays for the solicitation of proxies?

We will pay for the entire cost of soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. In addition, our Directors and employees may solicit proxies in person, by telephone, via the Internet, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the “SEC” on a Current Report on Form 8-K within four business days after the Annual Meeting.

What is “householding” and how does it work?

The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. This procedure reduces printing and mailing costs. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by writing to Lydall, Inc. One Colonial Road, Manchester, Connecticut 06042, Attn: Secretary, or by calling us at (860) 646-1233. Alternatively, if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.

If you are a beneficial owner (i.e., your shares are held in the name of a broker, bank or other nominee), the broker, bank or other nominee may deliver only one copy of the notices of stockholder meetings and related proxy statements to stockholders who have the same address unless the broker, bank or other nominee has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the notices of stockholder meetings and proxy statements, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address, who are currently receiving multiple copies of the notice of stockholder meetings and proxy statements and wish to receive a single copy in the future, should contact their broker, bank or other nominee to request that only a single copy be delivered to all stockholders at the shared address in the future.

PROPOSAL 1 — ELECTION OF DIRECTORS

The current term of office of all of the Company’s Directors expires at the Annual Meeting and when their successors are elected and qualified. The Corporate Governance Committee of the Board believes the Company is well-served by its current Directors, and accordingly, the Committee has nominated Dale G. Barnhart, Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Suzanne Hammett, and S. Carl Soderstrom, Jr. for election as Directors of the Company until the next annual meeting of stockholders to be held in 2017 and until their successors are elected and qualified. Each nominee is currently serving as a Director of the Company, and each nominee has consented to serve if re-elected. If any nominee becomes unavailable to serve as a Director before the Annual Meeting, the Corporate Governance Committee may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Corporate Governance Committee.

In connection with its consideration of Director nominations for the Annual Meeting, the Corporate Governance Committee considered the factors described in the Corporate Governance section of this Proxy Statement, under “Nomination Process.” The Corporate Governance Guidelines of the Company specify that at least a majority of the members of the Board, as well as all of the members of the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee, shall be “independent” within the meaning of the applicable NYSE rules. The Corporate Governance Committee has determined that each of the nominees for re-election, other than Mr. Barnhart, is “independent” as defined by the NYSE rules and that each of the nominees for re-election, including Mr. Barnhart, are free from the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of the Company’s stockholders as a whole. There are no family relationships between any Director, nominee for Director or executive officer of the Company. In addition, the Corporate Governance Committee has determined that each member of our Audit Review Committee is “financially literate” within the meaning of the NYSE rules and is an “audit committee financial expert” as defined under rules promulgated by the SEC. The Corporate Governance Committee has also determined that each member of the Compensation Committee meets the enhanced independence rules of the NYSE.

Under the Restated Certificate of Incorporation of the Company, the Board is empowered to establish the number of Directorships between three and fifteen. The Board has currently fixed the number of Directorships at eight.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote for the Director nominees designated by the Corporate Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL PERSONS NOMINATED BY THE CORPORATE GOVERNANCE COMMITTEE AS DIRECTORS OF THE COMPANY.

Nominees and Qualifications

The following table contains certain biographical information pertaining to each nominee for election as a Director of the Company, including their business experience and other directorships. Each nominee brings a unique background and set of skills to our Board, giving the Board as a whole competence and experience in a wide variety of areas, including executive management, manufacturing, marketing, finance, legal, corporate governance, mergers and acquisitions, private equity and service on other public company boards of directors. Included in the table below is a discussion of each nominee’s principal experience, qualifications, attributes and skills that led the Corporate Governance Committee to conclude that he or she should serve as one of our Directors.

Name, Title, Age and Date Became a Director	Business Experience, Other Directorships and Qualifications
Dale G. Barnhart President and Chief Executive Officer, Lydall, Inc. Age: 63 Director Since: 2007	President and Chief Executive Officer of the Company since 2007. Mr. Barnhart was the Chief Executive Officer of Synventive Molding Solutions, a manufacturer of hot runner systems, machine nozzles, temperature controllers and sprue bushings for the injection molding industry, from 2005 to 2007. Prior to that, Mr. Barnhart was a consultant working with two private equity groups and was President of Invensys Climate Control, a provider of products and services to the heating, ventilating and air conditioning and commercial refrigeration markets.

As the President and Chief Executive Officer of the Company, Mr. Barnhart brings an in-depth understanding of the Company’s business, including its employees, products and markets, to our Board. In addition, Mr. Barnhart provides valuable insight through his prior executive management experience with other manufacturing businesses that are comparable to Lydall, including setting an overall strategic direction for company growth and implementing plans to effectively execute growth strategies including in international markets. Mr. Barnhart is also experienced in Lean Six Sigma, the business management strategy utilized by the Company to improve efficiency, reduce costs and meet customer expectations.

Kathleen Burdett Former Vice President and Chief Financial Officer, Dexter Corporation Age: 60 Director Since: 2003 Committees (since):	Ms. Burdett served as Vice President and Chief Financial Officer of Dexter Corporation (“Dexter”), a developer and manufacturer of nonwoven products primarily used in the food packaging, medical, and hygiene markets, specialty polymers primarily used in the aerospace and electronics markets and precise, reproducible biological, and biochemical products used for applications in the life sciences industry, from 1994 until Dexter’s merger with Invitrogen Corporation (“Invitrogen”), in 2000. From 2000 until her retirement in 2002, Ms. Burdett served as a consultant to Invitrogen. Prior to that, Ms. Burdett served as the Controller and Principal Accounting Officer of Dexter and as a member of the Board of Directors of Life Technologies, Inc. (“Life Technologies”), a majority owned subsidiary of Dexter, and as Chair of the Audit Committee and as a member of the Executive Committee and the Compensation Committee of Life Technologies.

As the former Vice President and Chief Financial Officer of a publicly held manufacturing company that manufactured and sold nonwoven fiber products, Ms. Burdett is familiar with the markets in which the Company’s Performance Materials business operates. In addition to her relevant industry experience, Ms. Burdett has experience serving as a Director of another publicly held company where she chaired its Audit Committee and served as a member of its Executive and Compensation Committees.
• Audit Review Committee (2003)
• Audit Review Committee, Chairperson (2004)
• Corporate Governance Committee (2008)

Name, Title, Age and Date Became a Director	Business Experience, Other Directorships and Qualifications
W. Leslie Duffy, Esq. Chairman of the Board of Directors, Lydall, Inc. (since 2005); former partner, Cahill Gordon & Reindel LLP Age: 76 Director Since: 1992 Committees (since):	Mr. Duffy is a retired partner of the law firm of Cahill Gordon & Reindel LLP, an international law firm where he specialized in transactional and corporate governance matters from 1965 through 2012.

Mr. Duffy has more than forty-five years of experience advising numerous business entities operating in a variety of industry sectors, including oil and gas, pharmaceuticals, healthcare, automotives, professional services, industrial manufacturing, telecommunications, consumer products, and food services, and on a variety of situations. The Board believes that his legal background and business experiences, together with his extensive knowledge of the Company’s operations and history, offer a valuable contribution to the Board, particularly on matters relating to corporate governance, board oversight and strategic acquisitions.
• Corporate Governance Committee (2003)

Matthew T. Farrell Chief Executive Officer, Church & Dwight Co., Inc. Age: 59 Director Since: 2003 Committees (since):	Mr. Farrell is Chief Executive Officer of Church & Dwight Co., Inc. (“Church & Dwight”), which manufactures and markets a wide range of personal care, household and specialty products. In 2015, Mr. Farrell was Executive Vice President, Chief Financial Officer and Chief Operating Officer of Church & Dwight. From 2007 through 2014, Mr. Farrell was Chief Financial Officer of Church & Dwight. Prior to that, Mr. Farrell was Chief Financial Officer of Alpharma Inc., a specialty pharmaceutical company; he served as Vice President, Investor Relations & Communications at Ingersoll-Rand Ltd., and he held various senior financial positions at AlliedSignal Inc. Mr. Farrell began his career with KPMG Peat Marwick LLP, where he was an audit partner.

As the Chief Executive Officer and former Chief Financial Officer of a publicly held manufacturing business, and a member of the executive management team of another publicly held company, Mr. Farrell has industry experience and knowledge relevant to the Company’s business. He also has prior experience serving as an audit partner of KPMG Peat Marwick LLP. In addition, Mr. Farrell has professional expertise from senior management positions he has held in investor relations and communications. The Board believes that his background, business experiences and knowledge offer a valuable contribution to the Board, particularly on matters relating to manufacturing, finance, audit, investor relations and communications.
• Audit Review Committee (2003)
• Compensation Committee (2004)

Marc T. Giles Former President and Chief Executive Officer of Gerber Scientific, Inc. Age: 60 Director Since: 2008 Committees (since):	Mr. Giles currently holds directorships at the following public companies: (1) Checkpoint Systems, Inc., a global leader in merchandise availability solutions for the retail industry, since March 2013, where he also serves as Chair of the Audit Committee and as a member of the Compensation Committee; (2) Intevac, Inc., a leader in thin film processing technologies and developer of advanced high sensitivity digital sensors, cameras, and integrated systems, since May 2014, where he also serves as a member of the Audit Committee; and (3) Gerber Scientific, Inc. (“Gerber Scientific”), a manufacturer that provides software, computerized manufacturing systems, supplies and services to a variety of industries in over 100 countries, since 2001. He was the President and Chief Executive Officer of Gerber Scientific from 2001 until 2012 and provided transitional services through his retirement in 2012. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc. (“Gerber Technology”), a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, he served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals.

As the former President and Chief Executive Officer of a global manufacturing business which is comparable in size to the Company and was public until 2011, Mr. Giles is knowledgeable about general management and strategic planning, mergers and acquisitions, sales and marketing and business development. In addition to his business experience, Mr. Giles is also the Director of three other public companies.
• Compensation Committee (2008)
• Corporate Governance Committee (2008)

Name, Title, Age and Date Became a Director	Business Experience, Other Directorships and Qualifications
William D. Gurley Former President and Chief Executive Officer of Stanadyne Corporation Age: 67 Director Since: 2006 Committees (since):	From 2005 to 2011, Mr. Gurley served as a member of the New England Advisory Council of the Federal Reserve Bank of Boston. From 1995 until his retirement in 2006, Mr. Gurley served as President and Chief Executive Officer of Stanadyne Corporation (“Stanadyne”), an engine components and fuel systems manufacturer for industries including automotive and filtration. Prior to that, Mr. Gurley held various senior executive positions at Stanadyne, including Executive Vice President of Marketing, Engineering and Operations. From 1989 to 2006, Mr. Gurley served on Stanadyne’s Board of Directors. Prior to joining Stanadyne, Mr. Gurley worked in the Automotive Products Division of Garrett Corporation and the Packard Electric Division of General Motors Corporation.

As the former President and Chief Executive Officer of a manufacturer of engine components and fuel filtration systems and as a result of his prior work experience for the executive management teams of other businesses serving the industry, Mr. Gurley is knowledgeable about the automotive industry in which the Company operates. He also has experience in marketing, engineering, operations and strategic planning of highly engineered products in both publicly owned and privately held companies in the United States, Europe, Asia and South America.
• Compensation Committee (2006)
• Compensation Committee, Chairperson (2008)
• Corporate Governance (2006)

Suzanne Hammett Executive Vice President and Chief Commercial Credit Risk Officer, Capital One, N.A. Age: 60 Director Since: 2000 Committees (since):	Since 2007, Ms. Hammett has been the Executive Vice President and Chief Commercial Credit Risk Officer for Capital One, N.A., a diversified bank that offers financial products and services to consumers, small businesses and commercial clients. Prior to joining Capital One, N.A., Ms. Hammett served as the Executive Vice President, Chief Risk Officer for the Radian Group Inc., a credit enhancement company, from 2005 to 2007. Ms. Hammett began her career with J.P. Morgan Chase & Co., where she was an Executive Vice President and held numerous senior positions, including Head of Credit Risk Policy, during her 28 year tenure.

As the Executive Vice President and Chief Commercial Credit Risk Officer of one of the largest banking institutions in the United States, and with her prior experience working for a number of other financial institutions and investment banks, Ms. Hammett is knowledgeable about commercial finance, business analysis and credit risk management, all of which are important to the Company’s business.
• Audit Review Committee (2003)
• Compensation Committee (2004)

S. Carl Soderstrom, Jr. Former Senior Vice President and Chief Financial Officer, Rockwell Automotive Age: 62 Director Since: 2003 Committees (since):	Mr. Soderstrom currently is a member of the Board of Directors of FreightCar America, Inc. and serves as Chair of the Audit Committee and as a member of their Nominating and Corporate Governance Committee. In addition, Mr. Soderstrom currently is a member of the Board of Directors of Westar Energy, Inc. and serves as a member of both their Audit and their Finance Committees. From 1986 until his retirement in 2004, Mr. Soderstrom held various senior positions at Rockwell International (“Rockwell”), most recently at the automotive business of Rockwell (subsequently spun off and merged to form ArvinMeritor, Inc., now known as Meritor, Inc. At the time, ArvinMeritor was a global supplier of a broad range of integrated systems, modules and components serving light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets. Mr. Soderstrom served as Senior Vice President and Chief Financial Officer at the time of his retirement. Prior to joining Rockwell, Mr. Soderstrom held management positions at General Electric Company and Emerson Electric Co.

With his 18 years experience in a variety of senior positions at a global supplier to the automotive industry, most recently as Senior Vice President and Chief Financial Officer, Mr. Soderstrom is knowledgeable about the automotive industry in which the Company operates. In addition to his industry experience, he serves as the Director of two other public companies, is a member of an Audit, a Finance and a Nominating and Corporate Governance Committee, and Chair of an Audit Committee. He brings extensive experience in product engineering, quality management, manufacturing, finance and procurement to our Board.
• Corporate Governance Committee, Chairperson (2004)
• Audit Review Committee (2003)

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At the 2011 Annual Meeting, the Board recommended and our stockholders approved the annual submission of stockholder advisory votes on the compensation of the Company’s Named Executive Officers (“Named Executive Officers” or “NEOs”), which is commonly referred to as “Say-on-Pay.” Accordingly, the Company submits a Say-on-Pay vote to its stockholders on an annual basis. Although the Say-on-Pay vote is non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

The goal of the Company’s executive pay program is to align the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2015, the compensation of the NEOs and certain other members of management, consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the Company’s stock:

•	Base salary;
•	Annual cash bonuses based on the Company or business unit achieving revenue, operating income, gross margin and free cash flow financial goals pre-established yearly;
•	Performance-based restricted stock awards based on the Company achieving earnings per share goals established three years in advance; and
•	Qualified and nonqualified stock options providing value only when the share price increases.

For more information, please see “Compensation Discussion and Analysis: Overview — Executive Summary” and the discussion that follows.

For all of the NEOs, the annual cash bonus earned and the long term equity awards granted are tied to a mix of revenue, operating income, gross margin, free cash flow and/or earnings per share metrics — specific financial metrics that the Compensation Committee believes align to the creation of stockholder value. If a minimum threshold for a financial metric is not satisfied, no cash bonus is paid with respect to that metric, and the performance shares tied to that metric are forfeited. Similarly, stock options granted to the NEOs only have value if the share price of the Company’s stock appreciates from the date of grant.

Stockholders are urged to read the “Compensation Discussion and Analysis,” which discusses how the Company’s compensation policies and procedures implement the Company’s compensation philosophy, as well as the “2015 Summary Compensation Table” and other related compensation tables and the narrative disclosures that describe the compensation of the Company’s NEOs in fiscal 2015. The “Compensation Discussion and Analysis” highlights in more detail how the compensation of the NEOs in fiscal 2015 reflected our pay-for-performance philosophy and other key features of our executive compensation program that are designed to align the interests of the NEOs and stockholders. The Board and the Compensation Committee believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in implementing the Company’s compensation philosophy and in achieving its goals, and that the compensation of the NEOs in fiscal 2015 reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Securities Exchange Act (the “Exchange Act”), the Company is asking stockholders to indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement. Accordingly, the Company is asking stockholders to vote “FOR” the following non-binding advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.”

The outcome of this advisory vote does not overrule any decision by the Company or the Board (or any committees thereof), create or imply any changes to the fiduciary duties of the Company or the Board (or any committees thereof), or create or imply any additional fiduciary duties for the Company or the Board (or any committees thereof).

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Review Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as independent auditor to conduct an audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2016. PwC has audited the consolidated financial statements of the Company since 1995. Representatives of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and are expected to be available to respond to appropriate questions.

In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years of service an individual partner may provide audit service to the Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The current lead PwC engagement partner was designated commencing with the 2014 audit.

Appointment of the Company’s independent auditor is not required to be submitted to a vote of the stockholders of the Company for ratification. However, the Audit Review Committee has recommended that the Board submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Review Committee will reconsider whether to retain PwC and may retain that firm, or another, without resubmitting the matter to the Company’s stockholders. Even if the appointment is ratified, the Audit Review Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITOR FOR FISCAL YEAR 2016.

Principal Fees and Services

The following table presents fees for professional audit services for the audit of the Company’s annual consolidated financial statements for fiscal years ended December 31, 2015 and December 31, 2014, and fees for other services rendered by PwC during those periods:

Fee Category	Fiscal 2015	% of Total	Fiscal 2014	% of Total
Audit fees	$1,134,000	100%	$1,413,500	94%
Audit-related fees	—	—	—	—
Tax fees	—	—	91,200	6%
All other fees	—	—	—	—
Total Fees	$1,134,000	100%	$1,504,700	100%

The decrease in the 2015 audit fees compared to the 2014 audit fees relates primarily to the absence in 2015 of the non-recurring fees incurred in 2014 in connection with the acquisition of the Industrial Filtration businesses.

Audit fees are related to services rendered in connection with the annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 controls testing, the quarterly reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and international statutory audits. The majority of the work was performed by full-time, permanent employees of PwC. Tax fees primarily relate to various tax-related consultations.

All of the services described above were approved by the Audit Review Committee pursuant to the SEC rules that require audit committee pre-approval of audit and non-audit services. On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Review Committee is required. The Audit Review Committee reviews these requests and advises management and the independent auditor if the Audit Review Committee pre-approves the engagement of the independent auditor for such projects and services. On a periodic basis, the independent auditor reports to the Audit Review Committee the actual spending for such projects and services as compared with the approved amounts. The Audit Review Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee or the Chair of the Audit Review Committee, provided that any such pre-approvals are reported at the next Audit Review Committee meeting.

The Audit Review Committee has considered whether the services provided by PwC, other than audit services, are compatible with maintaining that firm’s independence and has concluded that PwC is independent.

CORPORATE GOVERNANCE

General

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, the Company’s business, property and affairs are managed by or under the direction of the Board. Members of the Board are kept informed of the Company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.

The Company is committed to good corporate governance practices and has adopted Corporate Governance Guidelines to provide a framework for the effective governance of the Company. The Corporate Governance Committee periodically reviews the Corporate Governance Guidelines and recommends changes, as appropriate, to the Board for approval.

The Board has three standing committees to assist the Board in executing its responsibilities: the Audit Review Committee, the Compensation Committee and the Corporate Governance Committee. In accordance with NYSE rules, each Committee is comprised solely of non-employee, independent Directors, within the meaning of the applicable NYSE rules. The Board has adopted a charter for each of the three standing committees, and the Company has a Code of Ethics and Business Conduct (the “Code”) applicable to all Directors, officers and employees. Links to the Corporate Governance Guidelines, charters and Code can be found on Lydall’s website at www.lydall.com. All materials available at www.lydall.com are also available to stockholders in print without charge, upon written request to Lydall, Inc., One Colonial Road, Manchester, CT 06042-2378, Attention: General Counsel.

Committees

The table below shows current membership and indicates the chairperson (*) for each of the standing Board committees.

Audit Review	Compensation	Corporate Governance
Kathleen Burdett*	Matthew T. Farrell	Kathleen Burdett
Matthew T. Farrell	Marc T. Giles	W. Leslie Duffy
Suzanne Hammett	William D. Gurley*	Marc T. Giles
S. Carl Soderstrom, Jr.	Suzanne Hammett	William D. Gurley
S. Carl Soderstrom, Jr.*

The Audit Review Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial reporting process (including the performance of the Company’s systems of accounting and financial controls and the Company’s internal audit function), the outside auditor’s qualifications and independence, the Company’s process for monitoring compliance with applicable legal, regulatory and ethics programs, overseeing the procedures for employee complaints and concerns regarding questionable accounting or auditing matters, overseeing the annual independent audit of the Company’s financial statements, and the preparation of the Audit Review Committee Report required by the SEC to be included in the Company’s proxy statement.

The Audit Review Committee meets periodically with management to consider the adequacy of the Company’s internal controls and its financial reporting process, and reviews pending or threatened legal proceedings involving the Company and other material contingent liabilities. It also discusses these matters with the Company’s internal auditors, independent auditor, and appropriate Company financial and legal personnel. The Audit Review Committee reviews the Company’s financial statements and discusses them with management and the independent auditors before those financial statements are filed with the SEC.

The Audit Review Committee meets regularly in private session with the independent auditor, has the sole authority to retain and dismiss the independent auditor, pre-approves audit and non-audit services, and periodically reviews the independent auditor’s performance and independence from management. The independent auditor has unrestricted access to, and reports directly to, the Audit Review Committee.

The Audit Review Committee also reviews and approves the Company’s decision to enter into all swaps transactions, has adopted and reviews annually a policy relating to the Company’s use of the non-financial end-user exception (“Swaps Policy”) and reports to the Board annually on the Company’s compliance with the Swaps Policy.

Audit Committee Financial Expert — The Board has determined that each member of the Audit Review Committee is “financially literate” within the meaning of the NYSE rules and is an “audit committee financial expert” as that term is defined under Item 407(d)(5)(ii) of Regulation S-K.

The Compensation Committee has responsibility for the Company’s compensation of management, incentive plans and programs. The duties and responsibilities of the Compensation Committee include: making recommendations to the Board regarding the Company’s incentive and equity-based compensation plans and non-CEO compensation policy; reviewing and approving the Company’s goals and objectives relevant to compensation (such as the goal of attracting and retaining highly qualified individuals and motivating individual performance leading to increased stockholder value); determining and approving the Chief Executive Officer’s annual compensation, including incentive awards; reviewing the Company’s Compensation Discussion and Analysis (“CD&A”) with management and, based upon such review, considering whether it will recommend to the Board that the CD&A be included in the Company’s proxy statement; preparing the Compensation Committee Report for inclusion in the annual proxy statement; approving all grants of stock awards pursuant to the Company’s stock incentive compensation plans; approving all employment agreements and compensation arrangements for the CEO, the Named Executive Officers and other direct reports of the CEO; reviewing whether risks associated with the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company; reviewing the form and amount of compensation for non-management Directors and recommending changes to the Board; and retaining or obtaining advice from compensation advisors after taking into consideration certain independence factors related to said compensation advisors.

The Corporate Governance Committee has responsibility for developing Board membership and overseeing corporate governance of the Company. The Corporate Governance Committee is responsible for: identifying individuals who are qualified to become Board members consistent with criteria approved by the Board; selecting the Director nominees for the next Annual Meeting; making recommendations to the Board as to the membership and chairperson of each standing committee; developing and recommending to the Board a set of corporate governance guidelines applicable to the Company designed to provide for effective and efficient governance of the Company; overseeing the evaluation of the Board; and providing guidance on matters relating to corporate governance.

Other duties and responsibilities of the Corporate Governance Committee include: assessing whether a director nominee who does not receive a “majority of the votes cast” in an uncontested election of directors should continue to serve as a director; reviewing annually the relationships between directors, the Company and members of management and recommending to the Board whether each director qualifies as “independent”; periodically reviewing the Board’s leadership structure to assess whether it is appropriate given the specific characteristics or circumstances of the Company; overseeing the development of a succession plan for the Chief Executive Officer; evaluating the Chief

Executive Officer’s performance annually and overseeing the evaluation of the Company’s executive officers; and reviewing and approving all director and officer indemnification and insurance arrangements.

Nomination Process

The Corporate Governance Committee is responsible for identifying individuals who are qualified to be Directors, consistent with criteria approved by the Board, and selecting the Director nominees for each Annual Meeting. The Corporate Governance Committee evaluates the skills and expertise needed by the Board and the skills and expertise that are possessed by current Board members. The Corporate Governance Committee seeks persons of the highest ethical standards and proven integrity, and with demonstrated ability and sound judgment, to serve as members of the Board.

When considering candidates for Director, the Corporate Governance Committee takes into account a number of factors, including the following criteria approved by the Board: (i) whether the candidate is independent under the NYSE rules, the rules and regulations under the Exchange Act and the independence standards adopted by the Board; (ii) whether the candidate has skills and expertise needed by the Board; (iii) whether the candidate has demonstrated ability and judgment; (iv) whether the candidate has prior experience as a corporate Director; (v) whether the candidate has prior public company experience; (vi) whether the candidate has prior experience in manufacturing companies; and (vii) the extent to which the candidate has other time commitments and obligations that might interfere with his or her duties and responsibilities as a Director. All members of the Audit Review Committee must meet the additional standards for independence applicable to members of an audit committee under Section 10A(m) of the Exchange Act and the NYSE rules and must satisfy the financial literacy requirements of the NYSE rules. At least one member of the Audit Review Committee must be an “audit committee financial expert,” as defined under rules promulgated by the SEC. All members of the Compensation Committee must meet the additional standards for independence applicable to members of a compensation committee under the NYSE rules.

Not all Directors need to fulfill all criteria; rather, the Corporate Governance Committee seeks candidates whose skills balance or complement the skills of other Board members.

No Director may sit on more than four boards of publicly-traded companies in addition to the board of the company by which he or she is employed.

The Corporate Governance Committee has not adopted a written policy with regard to the consideration of diversity when evaluating candidates for Director. However, in practice, the Corporate Governance Committee considers diversity of viewpoint, professional experience, education and skill in assessing candidates for the Board to ensure breadth of experience, knowledge and abilities within the Board. The Corporate Governance Committee does not assign specific weights to particular criteria that the Corporate Governance Committee reviews and no particular criterion is a prerequisite for the consideration of any prospective nominee.

When seeking candidates for Director, the Corporate Governance Committee may solicit suggestions from incumbent Directors, management or others. In some cases, the Corporate Governance Committee has employed a search firm to identify appropriate candidates and perform screening interviews and reference checks for candidates who are then interviewed by the Corporate Governance Committee and presented to the Board if appropriate.

Unless otherwise requested by the Corporate Governance Committee, a Director shall offer not to stand for re-election at any annual meeting that follows his or her seventieth birthday. In addition, a Director shall tender his or her resignation following any change in the Director’s employment status or principal position, or any other significant change in his or her personal circumstances. The Board may ask the Director not to resign, or may defer acceptance of the resignation. Mr. Duffy turned 76 on December 31, 2015 and offered not to stand for re-election at the Annual Meeting. After considering Mr. Duffy’s many contributions to the Board and his specialized experience in areas of critical importance to the Company, the Corporate Governance Committee recommended to the full Board that Mr. Duffy be asked to agree to stand for re-election at the Annual Meeting as a Director. The Board approved the recommendation of the Corporate Governance Committee, and Mr. Duffy agreed to continue to serve as a Director and to stand for re-election.

Nominations by Stockholders

The Corporate Governance Committee will consider in accordance with the criteria described above written proposals from stockholders for nominees for Director, provided such proposals meet the requirements set forth in the Company’s Bylaws. For a description of the procedures a stockholder must follow to nominate a person for election to the Board, please see “Stockholder Proposals and Director Nominations” below.

Leadership Structure

The Board, upon the recommendation of the Corporate Governance Committee, has determined that the roles of the Chair of the Board and the Chief Executive Officer should remain separated. Accordingly, the Board has appointed Mr. Duffy, an independent director within the meaning of NYSE rules, as the Chair of the Board. The Company has had a non-management Chair since 1998. The Board and the Corporate Governance Committee believe this leadership structure continues to be appropriate for the Company at the present time because the bifurcated leadership structure:

•	enhances the independent oversight of the Company and the Board’s leadership role in fulfilling its oversight responsibilities;
•	frees the Chief Executive Officer to focus on Company operations instead of Board administration;
•	provides the Chief Executive Officer with an experienced sounding board;
•	enhances the independent and objective assessment of risk by the Board; and
•	provides an independent spokesperson for the Company.

Independence Determination

The Board has concluded that Kathleen Burdett, W. Leslie Duffy, Matthew T. Farrell, Marc T. Giles, William D. Gurley, Suzanne Hammett, and S. Carl Soderstrom, Jr. (all of the non-employee Directors) are “independent” for purposes of the applicable NYSE rules, that the members of the Audit Review Committee are also “independent” for purposes of Section 10A(m)(3) of the Exchange Act and that the members of the Compensation Committee are also “independent” under the enhanced independence rules of the NYSE for compensation committee members. The Board based its independence determinations in part on a review of the responses of the Directors to questions regarding employment and compensation history, affiliations, family and other relationships (which responses indicated that no relationships or transactions exist), together with an examination of those companies with whom the Company transacts business. Although the Board maintains categorical standards to assist in determining whether non-employee Directors are independent, given the absence of any relationships or transactions between non-employee Directors and the Company, the categorical standards were not used in connection with the Board’s determinations in February 2015 or 2016. The categorical standards are set forth in the Company’s Corporate Governance Guidelines (available on www.lydall.com).

Compensation Committee Interlocks and Insider Participation

As discussed above, all members of the Compensation Committee are independent Directors under the enhanced independence rules of the NYSE for compensation committee members. No executive officer of the Company has served as a Director or a member of a compensation committee of another company where any member of the Compensation Committee is an executive officer.

Risk Oversight

The Board oversees the Company’s risk management processes directly and through its committees.

Management has adopted an ongoing risk management process that it uses to identify and assess Company risks. Periodically, management advises the Board and the appropriate Board committee of the following:

•	risks identified;
•	management’s assessment of those risks at the business unit and corporate levels;

•	its plans for the management of those identified risks or the mitigation of their effects; and
•	the results of the implementation of those plans.

The Board fulfills its oversight role by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices, through:

•	Board oversight of the business and strategic risks of the Company;
•	Audit Review Committee oversight of financial reporting and compliance risks confronting the Company; and
•	Compensation Committee oversight of risks associated with the Company’s compensation policies and practices, including variable cash compensation, equity compensation and change in control arrangements.

In addition, the Board may request regular reports directly from personnel of the Company responsible for oversight of particular risks within the Company. This process enables the Board and its committees to coordinate and supervise risk oversight, particularly with respect to risks that are overseen by different committees of the Board and different personnel within the Company.

The Company provides detailed risk factors impacting its business in its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC.

Related Party Transactions

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, the Company prefers to avoid related party transactions.

The Company follows a policy for the review and prior approval by the Corporate Controller’s Department of all related party transactions. In addition, annually, the Corporate Secretary obtains responses of the Directors and executive officers to questions as to whether a family member of a Director or executive officer is employed by the Company and whether a Director or executive officer has any other relationship with the Company. The Company compiles a list of those companies reported (if any) and compares it against the record of companies with whom the Company transacts business, noting the dollar amount of transactions with such companies, if any. The Company then provides a report to the members of the Audit Review Committee, which reviews the information.

The Company did not engage in any related party transactions requiring disclosure during fiscal year 2015.

Board Attendance

During fiscal year 2015, the Board held eight meetings (including three special meetings). The Audit Review Committee held seven meetings (including two special meeting); the Compensation Committee held five meetings; and the Corporate Governance Committee held four meetings. Each of the Directors attended at least 75% of the aggregate of the number of meetings of each of the Board and of each of the Board committees of which he or she was a member during fiscal year 2015. The Board’s practice is to meet in executive session without members of management present at every regularly scheduled Board meeting held in person and at special meetings as circumstances warrant. These sessions are presided over by the Chair of the Board.

A Board meeting is scheduled in conjunction with the Company’s Annual Meeting, and in accordance with the Corporate Governance Guidelines, all of the Director nominees are expected to attend the Annual Meeting. All Directors and nominees attended last year’s Annual Meeting.

Communications With Directors

Stockholders of Lydall and other parties may contact the Chair of the Board by email at: chairman@lydall.com and if interested in communicating with the Board, or any Director, may write to them at the following address:

Lydall, Inc.
One Colonial Road
Manchester, CT 06042

Communications are distributed to the Board, or to any individual Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as product inquiries and complaints, new product suggestions, resumes and other forms of job inquiries, surveys, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management Director upon request.

Additional Disclosures

In accordance with NYSE rules, in the event that any member of the Audit Review Committee simultaneously serves on the audit committees of more than three public companies, the Board will assess whether such simultaneous service impairs the ability of such member to effectively serve as a member of the Audit Review Committee, and the Company will disclose such assessment either on or through the Company’s website or in its annual proxy statement or Annual Report on Form 10-K filed with the SEC. No member of the Company’s Audit Review Committee currently serves on the audit committees of more than three public companies.

In addition, the Company will disclose, either on or through the Company’s website or in its annual proxy statement or Annual Report on Form 10-K filed with the SEC, any contributions by the Company to a tax exempt organization in which any non-management or independent Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues. No such contributions have been made by the Company to any such tax exempt organization.

REPORT OF THE AUDIT REVIEW COMMITTEE

The Audit Review Committee (the “Committee”) operates under a written Charter adopted and approved by the Board. The Charter, which defines the functions and responsibilities of the Committee, is reviewed annually. A link to the Committee’s Charter can be found on www.lydall.com. The Committee has determined that its Charter and practices are consistent with the listing standards of the NYSE and the provisions of the Sarbanes-Oxley Act of 2002.

During 2015, all Directors who served on the Committee were “independent” for purposes of the NYSE rules and Section 10A(m)(3) of the Exchange Act. The Board has determined that none of the Committee members has a relationship with the Company that may interfere with his/her independence from the Company and its management, and that each member is an “audit committee financial expert” as defined by the SEC.

Periodically, the Committee meets with management to consider the adequacy of the Company’s internal controls and the objectivity and appropriateness of its financial reporting. The Committee also discusses these matters with PwC, the Company’s independent auditors, appropriate Company financial personnel, and internal auditors, both separately and jointly. Independent and internal auditors of the Company have unrestricted access to the Committee.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”), and discuss with the Committee the Company’s significant accounting policies, accounting estimates and management judgments reflected in the financial statements, audit adjustments arising from the audit, and other matters in accordance with Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

The Committee reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2015, and met with both management and PwC to discuss those financial statements. Management has represented to the Committee that the financial statements were prepared in accordance with U.S. GAAP. PwC has reported to the Committee that such financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in accordance with U.S. GAAP.

At each regularly scheduled Committee meeting during 2015, the Committee monitored and discussed with management and PwC the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Committee also reviewed and discussed with PwC and management their reports and attestations on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Committee annually reviews PwC’s independence and performance in connection with the determination to retain PwC. PwC has provided to the Committee the written disclosures and the letter required by PCAOB’s Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence), and the Committee discussed and confirmed with PwC their independence. As a result of their evaluation, the Committee has concluded that PwC has the ability to provide the necessary expertise to audit the Company’s businesses on a global basis, and the Committee approved the appointment of PwC as Lydall’s independent registered public accounting firm for 2016.

Based on the foregoing, the Committee has recommended to the Board, and the Board approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Kathleen Burdett, Chair
Matthew T. Farrell
Suzanne Hammett
S. Carl Soderstrom, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview — Executive Summary

The goal of the Company’s executive pay program is to align the interests of executives and stockholders and create long-term value for the Company’s stockholders. To this end, for 2015, the compensation of the Named Executive Officers primarily consisted of four basic components, three of which were tied to performance against financial metrics and/or the market price of the Company’s stock:

•	Base salary based on competitive benchmarking, individual performance and individual responsibilities;
•	Annual cash bonuses based on the Company’s performance against financial goals pre-established yearly, including revenue, operating income, gross margin and free cash flow;
•	Performance-based restricted stock awards (“PSAs”) based on the Company achieving long-term earnings per share (“EPS”) goals established three years in advance; and
•	Stock options vesting over four-years and providing future value only when the share price increases.

Our executive compensation structure is designed to achieve the Company’s short-term and long-term financial and operational objectives and to align the interests of stockholders and executives. In that respect, the actual 2015 compensation of the NEOs reflects the philosophy of making a substantial portion of each executive’s compensation variable depending on the Company’s performance. The chart below shows the 2015 compensation pay mix for the CEO.

The CEO compensation pay mix is calculated based on (1) 2015 Base Salary, (2) 2015 Cash Bonus paid in February 2016, and (3) 2015 Long-Term Incentive grant made on December 5, 2014.

Key Compensation Decisions

The following highlights the key decisions made by the Committee related to 2015 compensation for the NEOs:

•	Made adjustments to increase the base salaries of NEOs where appropriate, as detailed below under the “Base Salary” section
•	Awarded a cash payout at 119% of target to the current NEOs employed at corporate headquarters (Messrs. Barnhart, Deakin and McDaniel) and 161% of target to the current NEO employed at a business unit (Mr. Abbruzzi) under the Company’s annual incentive performance program (the “AIP Program”) based on the Company’s and a business unit’s consolidated performance metrics for 2015
•	Granted long-term incentive opportunities through PSAs (50%) and stock options (50%)

•	Set financial performance metrics targets for the AIP Program consistent with the business plan to support continued sustained growth and profitability
•	Established EPS performance goal for the PSA grant
•	Certified the vesting of PSAs granted in February and May of 2013 based on the achievement of 2015 actual EPS of $2.71 versus a target EPS of $1.32

At the request of the Compensation Committee, management conducted its annual assessment of the risk profile of the Company’s compensation programs in February 2016. As a result of this review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Objectives

Create Incentives that Motivate Performance

The key elements of executive compensation that depend on the Company’s financial and operating performance include:

•	annual incentive award payouts that are tied to achievement of financial performance targets, with opportunities for more compensation should actual results exceed targets; and
•	long-term incentive awards that are made in the form of performance-based stock awards (which are contingent upon the Company achieving specific financial targets) and stock options (which only have value if the stock price increases after the date of grant).

Align Management and Stockholder Interests

The Committee provides compensation and adopts policies designed to align the interests of executives with those of the stockholders. These include:

•	granting executives compensation opportunities in the form of equity awards, so that the actual compensatory value of an award is directly connected to the Company’s stock price;
•	making cash and equity awards contingent upon the Company achieving financial measures that correlate with long-term stockholder value such as income from operations, earnings per share, free cash flow and gross margin;
•	share retention guidelines that require executives to acquire and hold an amount of stock equal to a multiple of their annual base salaries;
•	provisions relating to the clawback or recoupment of compensation in equity-based compensation programs and in cash bonus plans; and
•	policies to prohibit hedging and limit pledging of the Company’s stock.

Attract, Motivate and Retain Executives

The Committee strives to attract, motivate and retain executive officers by:

•	offering competitive base salaries;
•	tying annual cash bonuses to short-term performance goals;
•	linking PSAs to long-term performance goals and continued employment; and
•	granting stock options that require stock price appreciation to provide value and continued employment to vest.

Implementing Compensation Objectives

Overseeing Executive Compensation Programs

The Committee has been appointed by the Board to oversee matters relating to executive compensation. Reporting to the Board, the Committee has overall responsibility for the Company’s compensation and incentive plans and programs. For a more detailed description of the Committee’s responsibilities and its composition, please see the discussion under the heading “Corporate Governance — Committees” in this proxy statement.

Determining Compensation

The Committee determines and approves the Chief Executive Officer’s compensation and approves the compensation for each of the other Named Executive Officers based upon the recommendations of the Chief Executive Officer. From time-to-time, the Committee engages independent compensation consultants to provide market and competitive information to assist it in understanding the competitive landscape for all of the Named Executive Officers and in developing compensation programs for them.

In determining compensation for the Named Executive Officers for fiscal 2015, including the grant of stock options and PSAs in December 2014, the Committee considered the following:

•	competitive pay practices (as informed by the Company’s experiences in recruiting new executive officers, and the Meridian analysis described below);
•	the executive’s individual performance, responsibilities, and experiences (as informed by the Board’s annual evaluation of the CEO and by the input received from the CEO with respect to each of the other executive officers);
•	the Company’s performance and financial condition; and
•	external market and economic conditions.

In addition, the Committee reviews compensation data (which summarize each component of the five-year compensation histories of each NEO) and an accumulated wealth analysis (which summarizes the long-term equity-based compensation accumulated by each NEO over the past five years). The Committee also evaluates each individual’s total compensation compared with other executives within the organization.

The Committee does not assign specific weights to any of these factors described above and, ultimately, the Committee’s compensation decisions are subjectively reached based on the Committee’s business judgment.

Periodically throughout the year, the Committee discusses the philosophy for overall compensation, reviews and discusses adequacy and appropriateness of the structure of compensation, considers whether to modify compensation and the relative mix of compensation elements and, on occasion, makes changes to compensation that it deems appropriate.

Role of Management

The Chief Executive Officer assists the Committee with respect to the compensation packages for the NEOs other than himself. This assistance includes making recommendations regarding salary and incentive compensation levels based on management’s review of performance, achievement of goals and objectives, and competitive market information. Executive officers do not play a role in their own compensation determinations or that of others (except that the Chief Executive Officer is directly involved, with the support of senior leaders in the Human Resources Department, in the compensation determinations of other executive officers), except to discuss their own respective individual performance with the Chief Executive Officer. The final approval of compensation for the executive officers is performed in private session, with no executive officer (including the CEO) attending. No executive officers are involved in determining Director compensation.

Role of Consultants

The Committee considers information and advice obtained from its compensation consultant, Meridian Compensation Partners LLC (“Meridian”), in determining the compensation packages for the NEOs and all directors who are not employees of Lydall (the “Outside

Directors”). Meridian is retained directly by the Committee. The Committee has determined that no conflicts of interest exist between the Company and Meridian based on SEC Rule 10C-1(b)(4) and the corresponding NYSE independence factors regarding compensation advisor independence.

In September 2014, the Committee commissioned and received an “Executive Compensation Analysis” report from Meridian. Inputs from the report, among other factors, were considered for setting NEO compensation for 2015. For the analysis, Meridian used data from the 2014 Aon Hewitt TCM survey and the 2014 Equilar’s Top 25 Survey. The Equilar data was based on companies with less than $1 billion in revenue, while the Aon Hewitt data was based on companies with between $200 million and $1.5 billion in revenue. In both cases, the average revenue was similar in size to that of the Company.

The Meridian analysis described above was used by the Committee to supplement its general understanding of current compensation practices. The Committee does not target payment for any compensation element or total compensation to any specified level of the companies included in the survey data. The Committee does not have any policies for allocating between long-term and currently paid-out compensation, between cash and non-cash compensation, among different forms of non-cash compensation, or among different forms of long-term awards.

Elements of Compensation

As noted above, the 2015 compensation for the NEOs consisted of base salary, eligibility for an annual cash performance bonus under the AIP Program, long-term equity incentive awards and other compensation, including benefits and perquisites. Each element of compensation is explained below.

Base Salary

Adjustments were made to increase the base salaries of the NEOs (except Mr. Deakin) for 2015 ranging from 0% to 11.9% as shown in more detail in the table below. In making these adjustments, the Committee took into consideration the following: competitive pay practices (as informed by the Company’s experiences in recruiting new executive officers and the Meridian analysis referred to above); the executive’s individual performance, responsibilities, and experiences (as informed by the Board’s annual evaluation of the CEO and by the input received from the CEO with respect to the other NEOs); the Company’s performance and financial condition; the results of the Say-on-Pay vote held at the annual meeting of stockholders in 2015; and external market and economic conditions.

Except for Mr. Deakin who joined the Company in 2015, all the adjustments to NEO base salaries were approved by the Committee at a regularly scheduled meeting of the Committee held on December, 5, 2014 and were effective as of December 29, 2014.

The base salaries of the NEOs and the percentage increases for 2015 were as follows:

Name	Base Salary for 2014	Percentage Increase	Base Salary for 2015
Dale G. Barnhart(1)	$520,000	10.00%	$572,000
Scott M. Deakin(2)	N/A	N/A	$390,000
Joseph A. Abbruzzi	$287,018	4.52%	$300,000
Chad A. McDaniel(3)	$236,900	11.86%	$265,000
David H. Williams	$283,250	2.38%	$290,000
Robert K. Julian(4)	$360,500	0%	$360,500
(1)	Mr. Barnhart’s annual base salary was increased by ten (10%) percent to $572,000 after a 24-month interval since his last base salary increase date to better align with market and in recognition of the Company’s 2014 performance under his leadership.
(2)	Mr. Deakin’s annual base salary was effective as of September 8, 2015.
(3)	Mr. McDaniel’s annual base salary was increased by 11.86% to $265,000 to better align with market and in recognition of his performance in 2014. His annual base salary was further increased, effective June 1, 2015, to $290,000 in connection with his promotion to Senior Vice President, General Counsel and Chief Administrative Officer to reflect his expanded responsibilities.
(4)	Mr. Julian did not receive an increase in his annual base salary due to a shift in his total compensation to be weighted more towards performance-based (at risk) compensation. Mr. Julian’s employment with the Company terminated in May 2015.

Annual Incentive Performance Program (“AIP Program”)

The Company’s AIP Program, determination of eligibility and amount of the cash performance bonus payable to each of the NEOs is described below:

*	Final AIP Payout amount for each NEO is shown in AIP Table 4 below.

The Performance Metrics selected by the Committee for 2015 and as defined in the AIP Program are:

AIP Table 1

Performance Metric	Metric Definition
Operating Income	Operating income from continuing operations of the Company for the performance period, as set forth in the audited financial statements of the Company
Free Cash Flow	Cash flow from operations minus capital expenditures
Gross Margin	Percentage resulting from (a) the excess, if any, of net sales from continuing operations over cost of sales from continuing operations, divided by (b) net sales from continuing operations
Revenue	Total net sales, adjusted to exclude foreign exchange fluctuations

The 2015 AIP Performance Metrics, their relative weights and the performance and payout ranges are shown in the table below:

AIP Table 2

Performance Metric	Weight	Threshold(1)		Target		Maximum(1)
		Performance	Payout	Performance	Payout	Performance	Payout
Operating Income	25%	90%	50%	100%	100%	110%	200%
Free Cash Flow	25%	90%	50%	100%	100%	110%	200%
Gross Margin	25%	-100 Basis Points	50%	Target Basis Points	100%	+100 Basis Points	200%
Revenue	25%	95%	50%	100%	100%	110%	200%
(1)	There will not be any payout for performance below Threshold. Maximum payout is limited to 200% of Target. Payout is determined on a linear basis for performance achievement between Threshold and Maximum.

The Performance Metric Targets, actual performance results and AIP Bonus Payout Factor for 2015 are shown in the table below:

AIP Table 3

Performance Metric	Performance Metric Targets(1)	Actual Performance Results(1)	AIP Bonus Payout Factor	Combined AIP Bonus Payout Factor(2)
Operating Income	$50,458,000	$52,461,000	140%	119%
Free Cash Flow	$33,313,000	$30,307,000	55%
Gross Margin	22.0%	23.3%	200%
Revenue	$546,341,000	$535,725,000	81%
(1)	All performance metric targets and actual performance with respect to those targets are subject to adjustment by the Committee, in its discretion, if the Committee determines it is necessary or appropriate to adjust for the effects of extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures, material restructuring or impairment charges and other similar items. The Company is not disclosing the targets for its business units because these targets represent confidential, commercially sensitive information. Of the sixteen (16) business unit metric targets established in the plan for 2015, eight (8) were achieved above target, three (3) were achieved above threshold but below target and five (5) were below threshold.
(2)	For NEOs employed at corporate headquarters (Messrs. Barnhart, Deakin, McDaniel and Julian), 100% of the AIP Program bonus payout is based on consolidated Company performance. For the business unit NEOs, Mr. Williams (Performance Materials) and Mr. Abbruzzi (Industrial Filtration), 80% of the AIP Program bonus payout is based on performance of their respective business units against selected performance metrics and the remaining 20% is based on consolidated Company performance.

The Target Bonus Percentage, Target Bonus Amount, Combined AIP Bonus Payout Factor and Final AIP Payout for each of the NEOs for 2015 are shown in table below:

AIP Table 4

Name	Target Bonus Percentage	Target Bonus Amount	Combined AIP Bonus Payout Factor	Final AIP Payout
Dale G. Barnhart	100%	$592,000	119%	$704,480
Scott M. Deakin(1)	60%	$71,100	119%	$84,609
Joseph A. Abbruzzi(2)	40%	$124,416	161%	$200,054
Chad A. McDaniel	40%	$115,414	119%	$137,343
David H. Williams(3)	40%	$120,358	0%	$0
Robert K. Julian(3)	55%	$76,260	0%	$0
(1)	Mr. Deakin commenced employment with the Company effective as of September 8, 2015 and is eligible to participate in the 2015 AIP Program. The Target Bonus Amount shown for Mr. Deakin is based on the salary he earned for the fiscal year 2015 multiplied by his Target Bonus Percentage, in accordance with the terms and conditions of the AIP Program.
(2)	The Industrial Filtration business achieved above target for all four business unit metrics resulting in an AIP Bonus Payout Factor of 171% for the year-ended December 31, 2015. For Mr. Abbruzzi, since 80% of his bonus payout is based on the Industrial Filtration business and 20% of his bonus payout is based on the Company’s consolidated performance, his Combined AIP Bonus Payout Factor for 2015 is 161%.
(3)	Mr. Julian’s and Mr. Williams’ employment ended prior to the AIP Program bonus payment date. Therefore, in accordance with the terms and conditions of the AIP Program, Mr. Julian and Mr. Williams were ineligible to receive a cash payout under the AIP Program for the fiscal year ended December 31, 2015.

Sign-on Bonus

In association with Mr. Deakin’s hiring on September 8, 2015 as CFO, he was awarded a sign-on bonus in the amount of $216,000 which was paid to him in January 2016.

Long-Term Equity Incentive Awards

The Committee believes that executives and other employees who are in a position to make a substantial contribution to the long-term success of the Company and to build stockholder value should have a significant equity stake in the Company. The Company uses equity grants to focus on the retention of executive officers and to enhance the alignment of the interests of executive officers with the goals of improving Company profitability and advancing stockholder interests over the long term.

Grants Made as Part of 2015 Compensation

The Company awarded stock options and PSAs to the NEOs as part of their 2015 compensation. Except for an award made to Mr. Deakin who was hired in 2015, no time-based restricted stock awards (“RSAs”) were made as part of the 2015 compensation packages for the NEOs, as the Committee has decided to limit the use of RSAs (which have value regardless of company performance) to special circumstances, such as hiring or retention awards, in favor of PSAs (which only have value if the specified performance goal is achieved). The Committee approved the following equity awards for the NEOs as part of their 2015 compensation package. The amounts of awards were subjectively determined by the Committee based on the factors described above under “Determining Compensation.”

•	Time-Based Stock Option Awards — The Committee approved the award of stock options with a purchase price equal to the fair market value of the Company’s Common Stock as of the date of grant (December 5, 2014) to the NEOs. The stock options vest in equal annual increments of twenty-five (25%) percent commencing on the first anniversary of the date of grant, assuming continued employment by the recipient on each of the vesting dates.

•	Performance-Based Restricted Stock Awards — The Committee approved an award of PSAs to the NEOs on December 5, 2014 that will vest upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal year 2017 as follows:

	Threshold(1)	Target	Maximum(1)
Earnings per share Achievement	90%	100%	120%
Payout Factor (% of PSA vesting)	50%	100%	150%
(1)	There will not be any payout for EPS performance below 90% (Threshold) and maximum payout is limited to 150% of target. The vesting percentage of the PSAs where performance achievement is between Threshold and Target will be scaled on a linear basis from 50% to 100%, and the vesting percentage of the PSAs where performance achievement is between Target and Maximum will be scaled on a linear basis from 100% to 150%.

To the extent earnings per share targets are achieved, these PSAs will vest immediately upon such certification by the Committee. The Company has not disclosed the specific fiscal year 2017 earnings per share target because it represents confidential, commercially-sensitive information that the Company does not disclose to the public and that could cause competitive harm if known in the marketplace. Both earnings per share and the factors that influence earnings per share, such as revenue and efforts to control costs, are inherently competitive and if disclosed would provide valuable insight into areas of focus for the Company. The Committee set the 2017 earnings per share target for the PSAs at a level that it believed would be challenging but possible for the Company to achieve.

•	Time-Based Restricted Stock Awards — The Committee approved the award of RSAs to Mr. Deakin on September 8, 2015 to vest in equal annual increments of thirty-three and one-third (33 1/3%) percent commencing on the first anniversary of the date of grant. This one-time award was made as part of Mr. Deakin’s hiring package when he joined the Company during 2015.

The following is a summary of the long-term incentive awards made to the NEOs on the dates indicated as part of their 2015 compensation:

Name	Time-Based Stock Option Awards (December 5, 2014)		Three-Year PSAs (December 5, 2014)		RSAs (September 8, 2015)		Total Value of Grants(1) ($)
	Number of Shares	Grant Date Fair Value(1) ($)	Number of Shares at Target	Grant Date Fair Value(1) ($)	Number of Shares	Grant Date Fair Value(1) ($)
Dale G. Barnhart	46,400	549,798	19,700	550,812			1,100,610
Scott M. Deakin					15,000	384,300	384,300
Joseph A. Abbruzzi	10,500	124,416	4,500	125,820			250,236
Chad A. McDaniel	10,500	124,416	4,500	125,820			250,236
David H. Williams	8,400	99,532	3,600	100,656			200,188
Robert K. Julian	19,000	225,133	8,000	223,680			448,813
(1)	The amounts in these columns represent the grant date fair value determined in accordance with FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation (ASC 718).

Specifically with respect to the equity awards granted to the CEO in connection with his 2015 compensation, the Committee considered the CEO’s continued contributions relative to the ongoing execution of the Company’s strategic transformation, the successful integration of the Industrial Filtration business, performance among various business segments, and other accomplishments in deciding to make equity awards totaling $1,100,610.

The time-based stock option awards granted to the NEOs in December 2014 are reflected in the Summary Compensation Table as 2014 compensation because these awards were actually granted in 2014, even though they relate to the 2015 compensation packages for the NEOs. For the same reason, these awards were reflected in last year’s proxy statement in the table titled “Grants of Plan-Based Awards for 2014.” The amounts reported in the Option Awards column of the “Fiscal Year 2015 Summary Compensation Table” relate to the stock options granted by the Company in December 2015 as a component of 2016 compensation. These awards, which are described below in “Fiscal 2016 Executive Compensation,” are reflected in the table titled “Grants of Plan-Based Awards for 2015.”

The Company does not have a program, plan or practice to select equity grant dates in connection with the release of favorable or negative news. The Company generally grants equity awards at the regularly scheduled December meeting of its Board. With respect to 2015 compensation, stock option grants were made and PSAs were awarded to the NEOs at a meeting of the Compensation Committee on December 5, 2014. See “Fiscal 2016 Executive Compensation Components” below for a discussion of the timing of equity grants with respect to 2016 compensation.

Payouts of Prior Awards Based on 2015 Performance

The 2015 earnings per share target for the PSAs granted in 2013 was set at $1.32 by the Committee. On February 18, 2016, the Committee determined that the 2015 EPS exceeded maximum level performance, as actual EPS for 2015 was $2.71. Accordingly, all of the PSAs awarded to the NEOs (other than Messrs. Deakin, Williams and Julian) that were based on 2015 EPS vested at 120% of target.

Adjustment or Recovery of Awards

The Company has included provisions relating to the clawback or recoupment of compensation in several of its plans.

Under the Amended and Restated Lydall 2003 Stock Incentive Compensation Plan (the “2003 Stock Plan”), any award recipient who breaches his or her non-competition, non-interference, non-solicitation or confidentiality obligations to the Company may be obligated, subject to the Committee’s sole discretion, to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Additionally, the Committee may annul any award granted under the 2003 Stock Plan if the recipient’s employment is terminated for cause and, in such event, the Committee may, in its sole discretion, require the recipient to return to the Company the economic value of any award that was realized or obtained by the recipient at any time during the six-month period prior to the date the recipient’s employment with the Company terminated. Although the 2003 Stock Plan expired on October 24, 2012 and no further awards may be granted subsequent to that date, outstanding awards granted under the 2003 Stock Plan remain in effect and are subject to the above-described recovery provisions.

Awards under the Lydall, Inc. 2012 Stock Incentive Plan (the “2012 Stock Plan”), approved by stockholders at the 2012 Annual Meeting, are subject to the forfeiture and recoupment provisions of the 2012 Stock Plan, which provides that if the Plan Administrator (as defined in the 2012 Stock Plan) determines in good faith that a participant has engaged in fraudulent conduct relating to the Company, then such participant’s outstanding awards shall be forfeited and, with respect to the year in which such fraudulent conduct occurred, the participant will be required to reimburse the Company for the economic value that was realized by such participant that was based on or resulted from such fraudulent conduct. In addition, any award shall be subject to recoupment as required by the applicable provisions of any law (including the clawback provisions added by the Dodd-Frank Act), government regulation or stock exchange listing requirement (and any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Effective January 1, 2012, the AIP Program provides that cash bonus payments are subject to recoupment if the Committee determines that a participating employee committed wrongdoing that contributed to a material misstatement, intentional or gross misconduct, a breach of a fiduciary duty to the Company or its stockholders, or fraud. In addition, at its discretion, the Committee may require a participating employee to disgorge and repay any bonus received based upon financial statements that are later restated, other than restatements due solely to facts external to the Company, such as a change in accounting principles or a retroactive change in law. Cash bonus payments also may be recouped in accordance with the applicable provisions of any law, regulation, stock exchange listing requirement or Company policy.

Other Compensation

Severance and Change in Control Agreements — Each of the NEOs, have entered into agreements with the Company that provide for payment under specified conditions after a change in control of the Company or upon the executive’s termination under certain circumstances, as described under “Executive Compensation — Potential Payments Upon Termination or Change-In-Control”. In exchange for and immediately prior to the receipt of the termination benefits provided for under these agreements, the NEOs are required to execute and deliver a general release of all claims in favor of the Company. As a general practice, the Company enters into change of control agreements with key members of management to ensure that they are incentivized to act in the best interests of the Company’s stockholders in the event of a prospective or actual change in control and to enhance executive retention.

401(k) Defined Contribution Plan — The Company provides a tax-qualified defined contribution retirement plan to eligible non-union and union employees, including NEOs, in the form of a 401(k) savings plan. For non-union participants, the Lydall 401(k) Plan provides that the Company make a matching contribution based on participant salary deferrals to the 401(k) plan, subject to IRS limits. The compensation eligible for the matching contribution includes any cash bonuses, but excludes the value of any equity compensation. In 2015, the Company provided matching contributions to the 401(k) plan for the NEOs at the rates of 100% of the first 3% of salary deferral by a participant, plus 50% of the next 2% of salary deferral by a participant.

Health & Welfare Plans — The Company offers a health care plan that provides medical, dental, prescription drug, and vision coverage to its employees, including the NEOs. The Company also offers fitness reimbursement up to $400 to its employees, including the NEOs.

Perquisites — The Company limits perquisites provided to NEOs to relocation expenses, tax gross-ups for relocation expenses and car allowances, which includes gas usage. Perquisites awarded to the NEOs in 2015 are disclosed in the “All Other Compensation” column of the Summary Compensation Table.

All NEOs are currently covered under an Executive Life Program and an Executive Disability Insurance Program. The programs provide for life insurance benefits at four times base salary for the Chief Executive Officer and three times base salary for the other NEOs, and annual executive disability proceeds at a target level of 100% of an NEOs base salary, in each case up to applicable insurance limits (including individual insurability). The full amount of the premiums paid by the Company for these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table below. If an NEO died or became disabled on December 31, 2015, the NEO would have been eligible for the benefits set forth in the table below:

Name	Executive Life Proceeds ($)	Annual Executive Disability Proceeds ($)(2)
Dale G. Barnhart	2,368,000	180,000
Scott M. Deakin(1)	0	0
Joseph A. Abbruzzi	931,500	36,000
Chad A. McDaniel	903,000	52,500
David H. Williams	870,000	86,256
(1)	Life and disability insurance policies for Mr. Deakin were not in effect on December 31, 2015; therefore no such benefits were payable to him as of that date.
(2)	The Company’s group Long-Term Disability program provides 60% replacement income to a monthly maximum of $10,000 for all employees, including NEOs. The Executive Disability Insurance Program is designed to obtain replacement income to bring an NEO up to 100% of his base salary. Accordingly, amounts shown in this column reflect only the portion covered under the Executive Disability Insurance Program.

Other Fiscal 2015 and 2016 Compensation Matters

Separation of Robert K. Julian, Chief Financial Officer

On April 13, 2015, the Company announced that Mr. Julian, Executive Vice President and Chief Financial Officer, would be departing the Company effective May 1, 2015. Mr. Julian did not receive any severance benefits in connection with the cessation of his employment.

Separation of David H. Williams, President, Performance Materials

On December 11, 2015, the Company announced that Mr. Williams, President of Performance Materials, would be departing the Company effective January 10, 2016. Mr. Williams received severance benefits consistent with the terms of his agreement dated June 27, 2012, which included one year of salary, bonus, executive life insurance, health benefits, and optional outplacement services (for a total of $385,562) paid over twelve months. Details of Mr. Williams’ severance are described under Potential Payments Upon Termination or Change in Control section below.

Fiscal 2016 Executive Compensation Components

At the Company’s annual meeting of stockholders held in April 2015, over 98% of the votes cast on the Say-on-Pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of the Company’s approach to executive compensation, and maintained this general approach in 2015. The Compensation Committee will continue to consider the annual vote results for the Company’s Say-on-Pay proposals when making future compensation decisions for the NEOs.

The 2016 compensation for the NEOs consists of similar elements as were included with respect to 2015. Compensation for 2016 was subjectively determined based on the factors described above under “Determining Compensation.” The Compensation Committee did not assign any specific weights to the various factors it considered.

Adjustments were made to increase the base salaries of the NEOs for 2016 ranging from 0% to 3.8% based on the factors discussed under the section “Base Salary” above. The 2016 base salaries of the NEOs, effective December 28, 2015, are as follows:

Employee Name	Base Salary for 2016
Dale G. Barnhart	$592,000
Scott M. Deakin	$402,000
Joseph A. Abbruzzi	$310,500
Chad A. McDaniel	$301,000
David H. Williams	$290,000

The Compensation Committee did not make any program design changes to the AIP Program for 2016. However, the Compensation Committee modified the financial goal weights applicable to employees of the Performance Materials business segment, increasing the weight of the Revenue Performance Metric from twenty-five (25%) percent to thirty-five (35%) percent and decreasing the weight of the Operating Income Performance Metric from twenty-five (25%) percent to fifteen (15%) percent.

In December 2015, the Compensation Committee granted stock option awards and PSAs (the “2016 PSAs”) related to the NEO compensation packages for 2016. Similar to the awards made in connection with the compensation packages for 2015, the December 2015 time-based stock option awards vest in equal installments over four years, while the 2016 PSAs will be determined upon certification by the Committee that the Company has achieved an established earnings per share target for fiscal year 2018. The performance and payout range for the 2016 PSAs is shown below:

	Threshold(1)	Target	Maximum(1)
Earnings per share Achievement	80%	100%	120%
Payout Factor (% of PSA vesting)	50%	100%	150%
(1)	There will not be any payout for EPS performance below Threshold. Maximum payout is limited to 150% of Target. The vesting percentage of the PSAs where performance achievement is between Threshold and Target will be scaled on a linear basis from 50% to 100%, and the vesting percentage of the PSAs where performance achievement is between Target and Maximum will be scaled on a linear basis from 100% to 150%.

The following is a summary of the time-based stock option awards and the 2016 PSAs that were granted to the NEOs on December 4, 2015:

Name	Time-Based Stock Option Award(2)		2016 PSAs		Total Grant Date Fair Value(1)
	Number of Shares	Grant Date Fair Value(1)	Number of Shares at Target	Grant Date Fair Value(1)
Dale G. Barnhart	39,300	$600,504	16,340	$600,332	$1,200,836
Scott M. Deakin	13,100	$200,168	5,450	$200,233	$400,401
Joseph A. Abbruzzi	8,200	$125,296	3,410	$125,283	$250,579
Chad A. McDaniel	9,000	$137,520	3,750	$137,775	$275,295
David H. Williams	0	$0	0	$0	$0
(1)	The amounts in these columns represent the grant date fair value determined in accordance with FASB ASC 718.
(2)	The exercise price of stock options is equal to the fair market value of the Company’s stock on the date the options were granted.

Specifically with respect to the equity awards granted to the CEO in connection with his 2016 compensation, the Committee considered the Company’s strong performance, the CEO’s continued contributions relative to the ongoing execution of the Company’s strategic transformation, other accomplishments and competitive pay practices in deciding to make equity awards totaling $1,200,836.

While the stock options and 2016 PSAs reflected in the table above related to each NEO’s compensation package for 2016, they are reflected in the Summary Compensation Table as a 2015 compensation item and in the table titled “Grants of Plan-Based Awards For 2015” because they were granted or awarded in 2015.

Stock Ownership; Limits on Hedging and Pledging

The Board has developed and implemented share ownership guidelines that cover Outside Directors and certain senior executive officers, including all of the NEOs. The share ownership guidelines are designed to link the personal financial interests of the covered individuals to the Company’s success and better align their interests with the interests of the Company’s stockholders.

The Stock Ownership guideline for the Outside Directors and the NEOs are as follows:

Position	Targeted Stock Ownership Amount
Outside Directors	4 × Annual stock retainer
CEO	4 × Annual Base Salary
CFO	2 × Annual Base Salary
Other NEOs	1 × Annual Base Salary

The Company’s Corporate Governance Guidelines establish share ownership guidelines for Outside Directors (the “Outside Director Ownership Guidelines”). Under the Outside Director Ownership Guidelines, each of the Company’s Outside Directors should acquire the specified level of ownership within five years of their election as an Outside Director of the Company (unless a waiver is granted by the Compensation Committee) or, as to any increased stock ownership level resulting from an increase in the annual stock retainer, five years from the date of such increase. Currently, all of the Company’s Outside Directors own a sufficient number of the Company’s shares to meet the applicable stock ownership levels established by the Outside Director Ownership Guidelines.

Under the Company’s Stock Ownership Guidelines for Senior Executive Officers (the “Officer Ownership Guidelines”), the targeted stock ownership amount for each covered individual will be determined as of the later of January 1, 2014 or the date such individual first becomes subject to the Officer Ownership Guidelines (the “Date of Determination”) and will be based on the individual’s annual base salary in effect as of such date. For purposes of determining whether a covered individual’s stock ownership amount satisfied the Officer Ownership Guidelines, the fair market value of the Company’s Common Stock will be equal to the average closing price of the Company’s Common Stock over the 365-day period immediately preceding the Date of Determination. The deadline to achieve compliance with the Officer Ownership Guidelines is the later of December 31, 2014 or the date which is five (5) years after each individual was appointed to the executive officer position. The targeted stock ownership amount for each individual will be recalibrated every three (3) years after January 1, 2014 based on the then current base salary of each officer and the average closing price of the Company’s Common Stock over the preceding 365-day period. Once achieved, ownership of the applicable targeted amount of stock must be maintained for as long as an individual is covered by the Officer Ownership Guidelines. Currently, the Chief Executive Officer owns, and the remaining NEOs own or are on track to own, a sufficient number of the Company’s shares to meet the applicable stock ownership levels established by the Officer Ownership Guidelines, as amended.

Qualifying ownership interests for purposes of the Officer Ownership Guidelines include:

•	shares owned outright by the individual, or by members of his or her immediate family residing in the same household, whether held individually or jointly, including shares held in any qualified retirement accounts;
•	shares held in trust for the benefit of the individual or his or her immediate family, or by a family limited partnership or other similar arrangement;

•	RSAs (whether or not vested); and
•	PSAs only to the extent that such shares are determined based upon certification by the Compensation Committee that the relevant performance objective has been satisfied.

The Company’s Securities Law Compliance policy prohibits Directors and Executive Officers from engaging in hedging activities involving Lydall securities. Pledging of Lydall stock is discouraged, but not prohibited. The policy requires Directors and Executive Officers to obtain pre-clearance prior to entering into any pledge of Lydall stock or margin loan involving Lydall stock, and the Company may prohibit such activities at any time. None of the Company’s Directors or NEOs has any Lydall securities pledged or involved in margin loans.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility of compensation in excess of $1 million paid to specified executive officers of public companies, unless certain specific and detailed criteria are satisfied. The Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. However, to ensure that the Committee maintains the flexibility to structure executive compensation in ways that best promote the interests of the Company, the Committee will not necessarily always seek to limit executive compensation to that deductible under Section 162(m) of the Code. The 2016 PSAs and the stock option awards granted in December 2015 are intended to qualify as “performance-based compensation” and therefore not be subject to the Section 162(m) limitation on deductibility.

Compensation Committee Report on Executive Compensation

The Compensation Committee (the “Committee”) is composed of Independent Directors, as defined under applicable NYSE rules, Rule 16b-3 of the Exchange Act and Section 162(m) of the Code. The Committee was appointed by the Board and chartered to oversee and approve the compensation and incentive programs of Lydall executive officers and Directors and to review all other incentive programs of the Company. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Matthew T. Farrell
Marc T. Giles
William D. Gurley, Chair
Suzanne Hammett

EXECUTIVE COMPENSATION TABLES

Fiscal Year 2015 Summary Compensation Table

The following table shows the compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years 2015, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(3) ($) (f)	Non-Equity Incentive Plan Compensation(4) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation(5) ($) (i)	Total ($) (j)
Dale G. Barnhart, President and Chief Executive Officer	2015	574,508	—	600,332	600,504	704,480	—	63,285	2,543,109
	2014	522,600	—	1,208,412	549,798	754,000	—	63,563	3,098,373
	2013	522,000	—	511,197	225,050	532,058	—	58,218	1,848,523
Scott M. Deakin, Executive Vice President and Chief Financial Officer(1)	2015	124,685	216,000	584,533	200,168	84,609	—	4,949	1,214,944
Joseph A. Abbruzzi, President – Industrial Filtration(1)	2015	301,315	—	125,283	125,296	200,054	—	85,984	837,932
	2014	288,271	—	569,635	124,416	207,404	—	93,587	1,283,313
Chad A. McDaniel, Senior Vice President, General Counsel and Chief Administrative Officer	2015	280,996	—	137,775	137,520	137,343	—	33,432	727,066
	2014	238,135	—	535,660	124,416	150,115	—	33,233	1,081,559
	2013	137,168	100,000	109,350	112,045	56,727	—	19,535	534,825
David H. Williams, former President – Performance Materials	2015	291,115	—	0	0	0	—	385,815	676,930
	2014	284,417	—	429,456	99,532	127,320	—	33,159	973,884
	2013	276,121	—	92,527	43,520	1,375	—	71,380	484,923
Robert K. Julian, former Executive Vice President and Chief Financial Officer	2015	120,629	—	0	0	0	—	35,507	156,136
	2014	361,887	—	552,480	225,133	326,337	—	44,696	1,510,533
	2013	351,427	275,000	238,350	65,997	224,219	—	44,956	1,199,949
(1)	Mr. Deakin was not an NEO in 2013 and 2014; therefore no compensation information is provided for those years; Mr. Abbruzzi was not an NEO in 2013; therefore no compensation information is provided for that year.
(2)	Includes sign-on bonuses paid to Mr. Deakin in 2016 and in prior years to Messrs. Julian and McDaniel.
(3)	Amounts shown as stock awards and option awards for 2015 include awards related to both 2015 compensation and 2016 compensation (see table below entitled “Grants of Plan-Based Awards for 2015”). The amounts in Columns (e) and (f) reflect the aggregate grant date fair value (at target level for PSAs) computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2015 included in the Company’s Annual Report on Form 10-K filed with the SEC. If the PSAs awarded to the NEOs were included in the table at maximum value, the amounts in Column (e) would be $900,497 for Mr. Barnhart, $684,650 for Mr. Deakin ($300,350 attributable to his PSA award and $384,300 attributable to the RSAs awarded to him in September 2015), $187,925 for Mr. Abbruzzi and $206,663 for Mr. McDaniel.
(4)	The amounts in Column (g) reflect amounts payable in 2016 under the Company’s AIP Program, which are in the form of an annual cash bonus. Please refer to the “Annual Incentive Performance Program” of the Compensation Discussion and Analysis for additional information related to the AIP Program.
(5)	Except for the Personal Gas Usage, which reflects the amount of imputed income to the NEO, and Relocation Tax Gross-up, which reflects the amount of taxes payable by the NEO on reimbursed relocation expenses, the amounts shown in Column (i) for 2015 are valued on the basis of the aggregate incremental cost to the Company, and, are comprised of the following:

Name	Car Allowance ($)	Personal Gas Usage ($)	Fitness Reimbursement ($)	Executive Disability Insurance Premium ($)	Executive Life Insurance Premium ($)	Relocation ($)	Relocation Tax Gross-up ($)	401(k) Employer Match ($)	Severance Pay ($)	All Other Compensation Total ($)
Dale G. Barnhart	13,800	1,620		8,004	29,261			10,600		63,285
Scott M. Deakin	4,800	149								4,949
Joseph A. Abbruzzi	11,040	1,498		1,802	9,864	33,600	17,580	10,600		85,984
Chad A. McDaniel	13,800	1,051	400	2,908	4,673			10,600		33,432
David H. Williams	11,040	1,310		2,686	7,281			10,600	352,898	385,815
Robert K. Julian	4,600	780		6,418	13,109			10,600		35,507

Grants of Plan-Based Awards For 2015

The following table provides information regarding stock options, equity incentive awards and cash incentive awards granted during 2015 to the Named Executive Officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#) (i)	All Other Option Awards: Number of Securities Underlying Options(5) (#) (j)	Exercise or Base Price of Option Awards(6) ($/share) (k)	Grant Date Fair Value of Stock and Option Awards(7) ($) (l)
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Dale G. Barnhart		74,000	592,000	1,184,000
	12/04/15				8,170	16,340	24,510				600,332
	12/04/15								39,300	36.74	600,504
Scott M. Deakin		8,888	71,100	142,200
	09/08/15							15,000			384,300
	12/04/15				2,725	5,450	8,175				200,233
	12/04/15								13,100	36.74	200,168
Joseph A. Abbruzzi		15,552	124,416	248,832
	12/04/15				1,705	3,410	5,115				125,283
	12/04/15								8,200	36.74	125,296
Chad A. McDaniel		14,427	115,414	230,828
	12/04/15				1,875	3,750	5,625				137,775
	12/04/15								9,000	36.74	137,520
David H. Williams		15,045	120,358	240,716
Robert K. Julian		9,533	76,260	152,520
(1)	Awards granted on 12/04/15 are part of 2016 compensation. All equity awards were granted under the 2012 Stock Plan.
(2)	The amounts shown as Estimated Possible Payouts Under Non-Equity Incentive Plan Awards represent potential cash payouts to the NEOs under the AIP Program with respect to 2015 consolidated and business unit performance metrics. Mr. Julian’s and Mr. Williams’ employment ended prior to the AIP Program bonus payment date. Therefore, in accordance with the terms and conditions of the AIP Program, Mr. Julian and Mr. Williams were ineligible to receive a cash payout under the AIP Program for the fiscal year ended December 31, 2015. Please refer to the “Annual Incentive Performance Program” in the Compensation Disclosure and Analysis for additional information related to the AIP Program. See the “Fiscal Year 2015 Summary Compensation Table” above for amounts actually paid.
(3)	The amounts shown in column (f) reflect the performance-based shares that will be awarded if 80% of the target is achieved; the amounts shown in column (g) reflect the performance-based shares that will be awarded if the target performance is achieved, and column (h) reflects the performance-based shares that will be awarded if 120% (the maximum) of the target is achieved for the December 4, 2015 award.
(4)	The amounts shown in column (i) reflect the number of shares of time-based restricted stock granted in 2015.
(5)	The amounts shown in column (j) reflect the number of options granted to each NEO in 2015.
(6)	The amounts shown in column (k) represent the exercise price of the options granted to each NEO in column (j). This amount is the price per share the NEO will pay to purchase each option once it has become exercisable.
(7)	The amounts shown in column (l) represent the grant date fair value at the target level of the PSA awards described in footnote (3) above, the grant date fair value of the restricted stock awards described in footnote (4) above and grant date fair value of stock options described in footnote (5) above calculated in accordance with the FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2015

The following table lists outstanding equity awards for each Named Executive Officer as of December 31, 2015.

		Option Awards(1)						Stock Awards(2)
Name (a)	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable (b)		Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested $(h)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)(5)
Dale G. Barnhart	12/09/10	7,500	*			7.80	12/09/20
	12/19/11	12,500				8.94	12/19/21
	12/05/12	22,500	*	7,500		13.29	12/05/22
	02/18/13										32,171	1,141,427
	12/06/13	11,764	*	11,765	*	16.98	12/06/23
	03/07/14										30,000	1,064,400
	12/05/14	11,600	*	34,800	*	27.96	12/05/24				19,700	698,956
	12/04/15			39,300	*	36.74	12/04/25				16,340	579,743
Scott M. Deakin	09/08/15							15,000	(6)	532,200
	12/04/15			13,100	*	36.74	12/04/25				5,450	193,366
Joseph A. Abbruzzi	12/05/12	2,500		2,500		13.29	12/05/22
	02/18/13										4,449	157,851
	12/06/13	2,075		2,075		16.98	12/06/23
	02/21/14							3,830	(6)	135,888
	03/07/14										15,000	532,200
	12/05/14	2,625	*	7,875	*	27.96	12/05/24				4,500	159,660
	12/04/15			8,200	*	36.74	12/04/25				3,410	120,987
Chad A. McDaniel	05/29/13	6,250		6,250		14.58	05/29/23				7,500	266,100
	12/06/13	2,275		2,275		16.98	12/06/23
	02/28/14							2,666	(6)	94,590
	03/07/14										15,000	532,200
	12/05/14	2,625	*	7,875	*	27.96	12/05/24				4,500	159,660
	12/04/15			9,000	*	36.74	12/04/25				3,750	133,050
David H. Williams(8)	08/02/12	7,500		5,000		12.48	08/02/22	3,750	(7)	133,050
	12/05/12	0		2,500		13.29	12/05/22
	02/18/13										5,823	206,600
	12/06/13	2,276	*	2,274	*	16.98	12/06/23
	03/07/14										15,000	532,200
	12/05/14	2,100	*	6,300	*	27.96	12/05/24				3,600	127,728

*	all or a portion of this option award is non-qualified.
(1)	Stock options vest at the rate of 25% per year beginning on the first anniversary of the Date of Grant and expire ten years from the Date of Grant.
(2)	The Company has granted two types of stock awards to its NEOs: (1) RSAs — shares listed in column (g), and (2) PSAs — shares listed in column (i). PSAs granted to NEOs vest if, and only to the extent that, the Compensation Committee certifies achievement of the performance objectives — EPS targets to be met for Fiscal Year 2015 (for the 2013 awards), for Fiscal Year 2016 (for the March 2014 awards), for Fiscal Year 2017 (for the December 2014 awards) and for Fiscal Year 2018 (for the December 2015 awards).
(3)	The amount shown in column (h) represents the value of the shares listed in column (g). The value was determined by multiplying the number of shares listed in column (g) by the fair market value of the Company stock on December 31, 2015.
(4)	Number of shares shown in column (i) represents the number of shares earned on the achievement of established target level performance objectives.
(5)	The amount shown in column (j) represents the value of the shares listed in column (i). The value was determined by multiplying the number of shares listed in column (i) by the fair market value of the Company stock on December 31, 2015.
(6)	RSA — shares vest in three equal annual installments beginning on the first anniversary of the Date of Grant.
(7)	RSA — shares vest in four equal annual installments beginning on the first anniversary of the Date of Grant.
(8)	Mr. Williams employment ended in January 2016. Therefore, in accordance with the terms and conditions of the 2012 Stock Plan, vested options must be exercised within three months of termination, and all unvested options, RSAs and PSAs are forfeited upon termination.

Option Exercises and Stock Vested For 2015

The following table shows stock option exercises and vesting of restricted stock awards by the NEOs during 2015, including the aggregate value of gains on the date of exercise and stock acquired on vesting and the value realized on vesting.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting(2) (#)(d)	Value Realized on Vesting(3) ($)(e)
Dale G. Barnhart	—	—	—	—
Scott M. Deakin	—	—	—	—
Joseph A. Abbruzzi	2,500	55,326	6,915	242,874
Chad A. McDaniel	—	—	1,334	42,501
David H. Williams	7,500	173,039	3,750	111,413
Robert K. Julian	24,225	345,677	—	—
(1)	The value shown in column (c) was determined by multiplying the number of shares listed in column (b) by the difference between the exercise price and the fair market value of the Company stock on the exercise date.
(2)	The amount shown in column (d) represents the number of shares of stock received in 2015 pursuant to the vesting of PSAs and RSAs. Awards were granted under the 2003 Stock Plan and the 2012 Stock Plan.
(3)	The value shown in column (e) was determined by multiplying the number of shares listed in column (d) by the fair market value of the Company stock on the date the shares vested.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into agreements with its NEOs pursuant to which each NEO may be entitled to specified compensation and benefits upon the termination of his employment.

The agreements with each of Mr. Barnhart, Mr. Deakin, Mr. Abbruzzi and Mr. McDaniel provide that, if an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason,” and such termination of employment does not occur within 18 months of a “change in control” (except that the agreement with Mr. Abbruzzi does not include a “good reason” trigger; and the agreements with Mr. Deakin and Mr. McDaniel do not include “good reason” triggers other than in the event of a change in control), the Company shall pay the executive a severance benefit equal to the sum of (i) an amount equal to the executive’s annual base salary in effect immediately preceding the date of termination, and (ii) an amount equal to the average of the executive’s annual bonuses for the three calendar years immediately preceding the date of termination (the “Severance Benefit”). The Severance Benefit generally shall be paid in equal installments spread over the twelve-month period beginning on the date of termination, unless the executive is deemed to be a “specified employee,” as that term is defined in Section 409A of the Internal Revenue Code of 1986, as amended (a “Specified Employee”), in which case different payment rules apply. In the event that the executive elects to continue coverage under the Company’s health plan pursuant to COBRA, for a period of up to twelve months, the Company also shall pay the same percentage of the executive’s premium for COBRA coverage for the executive and, if applicable, his or her spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed members of senior management. In addition, for the period beginning on the date of the executive’s termination of employment and ending on the earlier of (i) the date that is 12 months after the date of such termination of employment or (ii) the date on which the executive becomes eligible for life insurance benefits from another employer, the Company will continue to provide the life insurance benefits that the Company would have provided to the executive if the executive had continued in employment with the Company for such period, but only if the executive timely pays the portion of the premium for such coverage that members of senior management of the Company generally are required to pay for such coverage, if any. Finally, the executive is entitled to receive up to twelve months of outplacement services at a cost not to exceed $10,000. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

In the event that an executive’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (except that the agreement with Mr. Abbruzzi does not include a “good reason” trigger), and such termination of employment occurs within 18 months of a “change in control” (collectively, a “Change In Control Trigger”), the Company shall pay the executive a severance benefit equal to two times the sum of (i) his/her annual rate of base salary in effect immediately preceding his/her termination of employment, and (ii) the average of his/her last three years highest annual bonuses earned under the Company’s annual bonus plan for any of the five calendar years preceding his/her termination of employment (the “COC Severance Benefit”). The COC Severance Benefit shall be paid in a lump sum within thirty days after the date of termination, unless the executive is deemed to be a Specified Employee, in which case different payment rules apply. Upon the occurrence of such a Change In Control Trigger, the Company shall pay the executive a bonus for the year of termination in an amount equal to a specified portion of the executive’s target bonus opportunity for the year of termination. In general, for a period of up to 24 months, the executive is entitled to remain covered by the medical, dental, executive life insurance and, if reasonably commercially available through nationally reputable insurance carriers, executive long-term disability plans that covered the executive immediately prior to the termination of his employment, as if he had remained in the employ of the Company. The executive is entitled to receive the outplacement services described above and the vesting of all unvested stock options and restricted stock awards shall be accelerated in full. Finally, the executive is entitled to an automobile allowance for a period of up to 24 months. The Company’s obligation to provide the foregoing severance benefits is subject to the executive’s execution and delivery, without revocation, of a valid release of all claims against the Company.

Set forth below is a summary of the payments that would have been made to the each of the NEOs (except Mr. Julian and Mr. Williams) had the below-specified triggering events occurred on December 31, 2015.

BENEFITS BY TRIGGERING EVENT ON DECEMBER 31, 2015	Dale G. Barnhart	Scott M. Deakin	Joseph A. Abbruzzi	Chad A. McDaniel
Death
Bonus – Bonus for the year of death equal to a pro rata portion of the average of the three highest annual bonuses earned in the five years preceding year of death	581,654	0	0	0
COBRA for family for 12 months, less employee contribution.	6,276	0	0	0
Executive Life Insurance proceeds	2,368,000	0	931,500	903,000
Aggregate Total in Event of Death	2,955,930	0	931,500	903,000
Disability
Base salary – 12 months, less payments made to NEO under any Company disability programs	292,000	0	0	0
Bonus – Pro rata bonus for the calendar year of termination	704,480	0	0	0
COBRA(1) for NEO and family for 12 months, less employee contribution	12,436	0	0	0
Life Insurance(1),(2) coverage for 12 months less employee contribution	29,261	0	0	0
Disability Insurance proceeds	300,000	0	156,000	172,500
Aggregate Total in Event of Disability	1,338,177	0	156,000	172,500
Cause(3) Termination or Voluntary Resignation (other than Good Reason Self-Quit)
No additional benefits
Aggregate Total in Event of Cause(3) Termination or Voluntary Resignation	0	0	0	0
Non-Cause Termination or Good Reason(4) Self-Quit
Severance – base salary for 12 months(5)	592,000	402,000	310,500	301,000
Bonus – in an amount equal to the average of the three preceding years’ annual bonuses earned, paid over 12 months(5)	581,654	0	166,522	103,421
COBRA(1) for NEO and family for maximum of 12 months, less employee contribution	12,436	0	15,626	15,626
Life Insurance coverage for 12 months less employee contribution(1),(2)	29,261	0	9,864	4,673
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000
Aggregate Total in Event of Non-Cause Termination or Good Reason Self-Quit	1,225,351	412,000	512,512	434,720
Change of Control Termination Benefit Including Good Reason Self-Quit After Change of Control(6)
Severance – Lump-sum severance benefit equal to two times the sum of annual base salary plus an average of the three highest annual bonuses earned in the five years preceding year of(7)	2,347,308	804,000	954,044	808,842
Year of Termination Bonus – equal to a pro rata portion of target bonus opportunity, payable in a lump sum(7),(8)	592,000	71,100	124,416	115,414
Medical, dental, life and if applicable, long term disability coverage for 24 months under the Company’s plans, for NEO and family, less employee contribution(2)	100,397	26,559	55,834	47,664
Stock option/award vesting acceleration(9)	4,130,300	725,566	1,259,668	1,417,532
Outplacement services not to exceed $10,000	10,000	10,000	10,000	10,000
Car allowance for 24 months	27,600	28,800	22,080	27,600
Aggregate Total in Event of Change of Control	7,207,605	1,666,025	2,426,044	2,427,052

(1)	Both COBRA and life insurance are limited to 12 months or until the date the NEO is eligible for other coverage under another employer.
(2)	If applicable insurance coverage is not available for the NEO, the Company must arrange alternate coverage at a cost not to exceed 125 percent of the Company’s group coverage cost.
(3)	Cause is defined as (i) act or acts of dishonesty or fraud resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) willful material breach by executive of his duties or responsibilities resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) conviction of a felony or any crime of moral turpitude; (iv) habitual neglect or insubordination where executive has been given written notice but has failed to cure (where susceptible to cure) within 30 days following such notice; or (v) material breach by the NEO of his obligations under any non-compete agreements.
(4)	Mr. Abbruzzi is not entitled to exercise a good reason self-quit and receive severance benefits under any circumstances. Mr. Deakin and Mr. McDaniel are entitled to exercise a good reason self-quit trigger and receive severance benefits only in the event of a Change of Control (as defined below). Good Reason is defined as: without the NEO’s written consent either (i) a significant reduction in the scope of the NEO’s authority, functions, duties or responsibilities; (ii) any reduction in the NEO’s base salary, other than an across-the-board reduction; or (iii) any material breach by the Company of any provision of the NEOs employment agreement without the NEO having committed any material breach of the NEO’s obligations, which breach is not cured within 30 days following written notice to the Company of such breach.
(5)	If the NEO is covered by Section 409A of the Internal Revenue Code (“409A”), the first six months will be paid in a lump sum six months after termination date, with the remainder paid monthly.
(6)	The NEO is entitled to these benefits if either a termination without Cause occurs or if the NEO exercises Good Reason self-quit, in each case, within 18 months of a Change of Control, defined as (i) beneficial ownership by a third party of at least 25 percent of total voting power of all classes of stock of the Company; (ii) the election to the Board of a majority of Directors who were not approved by a majority of the current Directors; (iii) a stockholder approved liquidation of the Company, or merger or consolidation of the Company; or (iv) a sale or disposition of all or substantially all of the assets of the Company. As a condition to the receipt of any severance benefits (whether in the context of a Change in Control or otherwise), each NEO is required to execute and deliver to the Company a valid and binding release of all claims. The agreements with each of the NEO’s also provide that the Company shall pay all reasonable attorneys’ fees incurred by the NEO in seeking to enforce any right under his respective agreement if and to the extent that the NEO substantially prevails.
(7)	If the NEO is covered by 409A, payment will be in a lump sum six months after termination date.
(8)	If there is no expected bonus opportunity in year of termination, a bonus shall be paid equal to a pro rata portion of the prior year’s awarded bonus.
(9)	Under the 2003 Stock Plan and the 2012 Stock Plan, vesting of options and restricted stock awards would be accelerated for all optionees in the event of a Change of Control.

Post-Employment Payments

In connection with the “Non-Cause Termination” of his employment effective as of January 10, 2016, Mr. Williams will receive severance benefits consistent with the terms of his agreement dated June 27, 2012, which include one year of base salary plus the average of the three preceding years’ annual bonuses earned (totaling $352,898), paid over a twelve-month period. Mr. Williams is also eligible for approximately $32,664 of benefits, including medical and dental coverage, executive life insurance coverage and outplacement services.

In connection with his “Voluntary Resignation” effective May 1, 2015, Mr. Julian did not receive any severance benefits.

2015 Director Compensation

Board compensation for Directors during fiscal year 2015 is summarized in the table below:

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Stock Awards ($) (c)(2)	Option Awards ($) (d)(3)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Kathleen Burdett	82,000	50,021	—	—	—	—	132,021
W. Leslie Duffy, Esq.	126,500	50,021	—	—	—	—	176,521
Matthew T. Farrell	68,000	50,021	—	—	—	—	118,021
Marc T. Giles	53,500	50,021	—	—	—	—	103,521
William D. Gurley	64,000	50,021	—	—	—	—	114,021
Suzanne Hammett	65,000	50,021	—	—	—	—	115,021
S. Carl Soderstrom, Jr.	72,000	50,021	—	—	—	—	122,021

(1)	The amounts reflected in this column represent the aggregate amount of cash fees and retainers earned or paid during 2015 for services as a Director, including committee chair and membership retainers, meeting fees and cash retainers for services as Directors, and, in the case of Mr. Duffy, a $75,000 cash retainer for his service as Chair of the Board.
(2)	As explained in more detail below in the section captioned “Non-Cash Retainers,” Outside Directors automatically receive annual Stock Awards. Each Stock Award is fully vested as of the date of grant and, in 2015, consisted of that number of shares of the Company’s Common Stock having a value equal to $50,000, subject to adjustment for rounding. The amounts reflected in this column represent the aggregate grant date fair values of such Stock Awards Awards calculated in accordance with FASB ASC Topic 718.
(3)	No Option Awards were made to Outside Directors in 2015. Outside Directors had the following number of stock options outstanding (all vested and exercisable) at December 31, 2015: Ms. Burdett, 15,391; Mr. Duffy, -0-; Mr. Farrell, -0-; Mr. Giles, -0-; Mr. Gurley, 12,066; Ms. Hammett, -0-; and Mr. Soderstrom, 9,902.

Meeting Fees and Cash Retainers

During 2015, all Outside Directors were paid $1,500 for each meeting of the Board attended, as well as $1,500 for any standing committee meetings attended by committee members. Telephonic participation fees are $1,000 per meeting.

Each Outside Director received an annual cash retainer of $35,000 during 2015 (up from $25,000 during 2014). In addition, during 2015, the Chair of the Board received an annual cash retainer of $75,000 for his service as Chair. The chairs of the Compensation Committee and the Corporate Governance Committee received annual cash retainers of $5,000. The annual cash retainer for the Chair of the Audit Review Committee was $15,000. Each member of the Audit Review Committee, including the Chair, received a cash retainer of $6,000 for serving on said Committee in 2015.

Non-Cash Retainers

On June 30 and December 31 of each year, each Outside Director automatically receives a stock award consisting of that number of whole shares of Common Stock of the Company obtained by dividing $25,000 by the fair market value of a share of Common Stock as of the date of grant, in each case rounded upward to the nearest number of whole shares. Accordingly, each Outside Director received 846 shares of Common Stock of the Company on June 30, 2015 and 705 shares of Common Stock of the Company on December 31, 2015.

Director Deferred Compensation and Retirement Benefits

On March 6, 1991, the Company adopted a Deferred Compensation Plan (the “Deferred Compensation Plan”) under which all persons serving as Directors on or after January 1, 1991 were entitled to participate (except that, pursuant to an amendment dated March 4, 1994, employees of the Company serving as Directors were not entitled to participate other than the Company’s President and Chief Executive Officer). Under the Deferred Compensation Plan, eligible Directors were entitled to receive “Past Service Benefits” equal to $3,000 times the number of years a participant served as a Director prior to January 1, 1991, and “Future Service Benefits” equal to $6,000 times the number of years a participant serves as a Director after December 31, 1990. The Deferred Compensation Plan provides that for purposes of calculating the amount of the Past Service Benefits and Future Service Benefits, participants are credited with a full year of service for each calendar year or part thereof of service rendered. A participant accrues 100% of his or her Past Service Benefits upon reaching age 62 or older while serving as a Director of the Company. A participant is fully vested in accrued Past Service Benefits upon completing five years of service as a Director of the Company. Accrued and vested benefits under the Deferred Compensation plan are paid in a cash lump sum as soon as practicable after the later of the date the participant ceases to serve as a Director of the Company or the date the participant attains age 62. The Deferred Compensation Plan is unfunded. In December 1996, the Deferred Compensation plan was amended a second time (the “1996 Amendment”) such that Future Service Benefits were defined as equal to $6,000 times the number of years a participant serves as a Director of the Company after December 31, 1990, and prior to January 1, 1997. The 1996 Amendment also provided that no Past Service Benefits or Future Service Benefits would accrue on or after January 1, 1998.

No payments were made to any current or former Director of the Company in 2015 under the Deferred Compensation Plan. Pursuant to the 1996 Amendment, no additional benefits under the Deferred Compensation Plan accrued with respect to any Director in 2015. The only Director of the Company, past or current, who is entitled to any accrued benefits under the Deferred Compensation Plan, is W. Leslie Duffy. Since Mr. Duffy continues to serve as a Director of the Company, he is not currently entitled to payment of his accrued benefits under the Deferred Compensation Plan. The value of Mr. Duffy’s accrued benefits under the Deferred Compensation Plan is $30,000.

Inside Director

Mr. Barnhart, as the only Employee Director, does not receive any compensation for his Board activities. His compensation as an executive officer is disclosed in the Summary Compensation Table.

SECURITIES OWNERSHIP OF DIRECTORS, CERTAIN
OFFICERS AND 5% BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of February 29, 2016 (except as otherwise noted) by: (a) each of our directors; (b) each of our named executive officers; (c) all of our current directors and executive officers as a group; and (d) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our Common Stock. Shares of our Common Stock subject to options that are currently exercisable or exercisable within 60 days after February 29, 2016 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Lydall, Inc., One Colonial Road, Manchester, CT 06042-2378.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Outside Directors
Kathleen Burdett	60,905	(1)		*
W. Leslie Duffy	79,844			*
Matthew T. Farrell	79,331			*
Marc T. Giles	21,459			*
William D. Gurley	56,856	(2)		*
Suzanne Hammett	27,421			*
S. Carl Soderstrom, Jr.	35,050	(3)		*
Named Executive Officers
Joseph A. Abbruzzi	43,377	(4)		*
Dale G. Barnhart	293,869	(5)	1.71%
Scott M. Deakin	20,450	(6)		*
Robert K. Julian	16,487	(7)		*
Chad A. McDaniel	43,219	(8)		*
David H. Williams	17,791	(9)		*
Current Directors and Executive Officers as a Group (15 persons, including 11 named above)	850,729	(10)	4.93%
5% Stockholders
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	1,446,965	(11)	8.49	%**
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,465,017	(12)	8.6	%**
Champlain Investment Partners, LLC 180 Battery Street, Suite 400 Burlington, VT 05401	1,030,085	(13)	6.05	%**
*	Represents less than one percent of our outstanding Common Stock.
**	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of Common Stock held as of December 31, 2015.
(1)	Includes 15,391 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016.
(2)	Includes 12,066 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016.

(3)	Includes 9,902 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016.
(4)	Includes 7,200 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016; also includes 1,915 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 22,910 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(5)	Includes 65,864 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016 and 66,040 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(6)	Includes 15,000 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 5,450 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(7)	Mr. Julian’s employment with the Company terminated in May 2015. Since Mr. Julian is no longer subject to Section 16 reporting, number of shares and ownership percentage are based on last known information.
(8)	Includes 11,150 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016; also includes 1,332 shares underlying RSAs granted under the 2012 Stock Plan that carry full voting rights and 23,250 shares underlying PSAs granted under the 2012 Stock Plan that carry full voting rights.
(9)	Includes 9,600 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016. Since Mr. Williams employment with the Company terminated in January, 2016, vested options will become forfeited if not exercised within ninety (90) days of termination.
(10)	Includes 140,261 shares of Common Stock issuable pursuant to presently exercisable stock options and stock options that will become exercisable within 60 days of February 29, 2016; 29,813 shares underlying RSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights and 163,330 shares underlying PSAs granted under the 2003 Stock Plan and the 2012 Stock Plan that carry full voting rights.
(11)	Based on information reported in Amendment No. 16 to Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, an investment adviser reporting on behalf of certain Funds. As set forth in said filing, Dimensional Fund Advisors LP had, as of December 31, 2015, sole voting power with respect to 1,411,164 shares and sole dispositive power with respect to all of the shares held. Dimensional Fund Advisors LP disclaims beneficial ownership of all securities of the Issuer held in the Funds.
(12)	Based on information reported in Amendment No. 5 to Schedule 13G filed with the SEC on January 26, 2016. As set forth in said filing, BlackRock, Inc. had, as of December 31, 2015, sole voting power with respect to 1,432,576 shares and sole dispositive power over all of the shares held.
(13)	Based on information reported in a Schedule 13G filed with the SEC on February 11, 2016. As set forth in said filing, Champlain Investment Partners, LLC had, as of December 31, 2015, sole voting power with respect to 724,725 shares and sole dispositive power over all of the shares held.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, Directors, persons who own more than 10% of a registered class of the Company’s equity securities, and certain entities associated with the foregoing (“Reporting Persons”) to file reports of ownership and changes in ownership on Forms 3, 4 and 5 (“Beneficial Ownership Reports”) with the SEC and furnish copies of such reports to the Company. Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the Directors, executive officers and greater than 10% beneficial owners all complied with the Section 16(a) filing requirements during the fiscal year ended December 31, 2015, except for one executive officer, William Feld, who filed late one Form 4 reporting a sale of stock.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company’s Bylaws set forth the procedures a stockholder must follow to nominate a person for election to the Board or to bring other business before a stockholder meeting. In accordance with the Company’s Bylaws, a stockholder may nominate a person for election to the Board or propose other business to be considered by the stockholders at an Annual Meeting only if the stockholder is entitled to vote at the Annual Meeting and has complied with the notice procedures set forth in the Company’s Bylaws and was a stockholder of record at the time such notice was delivered to the Secretary of the Company. Each of the procedures and requirements set forth below is mandated by the Company’s Bylaws, except with respect to the section captioned “Stockholder Proposals for 2017 Annual Meeting” (the procedures and requirements for which are mandated by SEC regulations).

Timeliness of Notice

For nominations or other business to be properly brought before an Annual Meeting, a stockholder must have given timely notice thereof in writing to the Secretary of the Company and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than sixty days nor more than ninety days prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the date the Annual Meeting is called for is a date that is not within thirty days before or after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public announcement of the date of the Annual Meeting was made, whichever first occurs.

Content of Notice for Stockholder Nominations

The stockholder’s notice of nomination of a director must provide the information stipulated in the Company’s Bylaws, which includes, among other things, the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation and employment of the person, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder.

The stockholder’s notice also must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such stockholder and of such beneficial owner, as they appear on the Company’s books; (ii) the class and number of shares of the capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, as to the stockholder giving the notice; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the person named in its notice; (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (B) otherwise solicit proxies from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The notice also must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serving as a Director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required to determine the eligibility of such proposed nominee to serve as a Director of the Company.

Content of Notice for Other Stockholder Proposals

If a stockholder wishes to bring matters other than proposals for Director nominations before an Annual Meeting, the stockholder’s notice must set forth for each item of business that the stockholder proposes for consideration (i) a description of the business desired to be brought before the stockholder meeting; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Company’s Bylaws, the language of the proposed amendment); (iii) the reasons for conducting such business at the stockholder meeting; (iv) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (v) any other information relating to the stockholder, the beneficial owner, or proposed business that would be required to be disclosed in a proxy statement or other filing in connection with solicitations of proxies relating to the proposed item of business pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The stockholder’s notice also shall set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made certain additional information similar in nature and scope to the additional information required of a stockholder making a nomination for Director. The Company may require the stockholder to furnish such other information as may be reasonably required to determine whether each proposed item of business is a proper matter for stockholder action.

Consequences of Failure to Comply

Any stockholder proposal or nomination which does not comply with the procedures set forth in the Company’s Bylaws (or other applicable law) will be disregarded, and the stockholder will not be permitted to nominate his or her candidate for election to the Board or bring any other business before the stockholder meeting.

Stockholders May Request Copies of Applicable Bylaws

Bylaw provisions discussed above were included in the Amended and Restated Bylaws of the Company, filed as Exhibit 3.1 to the Company’s Periodic Report on Form 8-K dated August 5, 2015 and may be obtained by writing to the Company at Lydall, Inc., P.O. Box 151, Manchester, CT 06045-0151, Attention: General Counsel.

Stockholder Proposals for 2017 Annual Meeting

Consistent with SEC regulations, proposals of stockholders of the Company that are intended to be presented at the Annual Meeting to be held in 2017, and which stockholders desire to have included in the Company’s proxy materials relating to such Annual Meeting, must be received by the Company no later than November 19, 2016, which is 120 calendar days prior to the first anniversary of the mailing date for this year’s proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that Annual Meeting.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in response to “How Do I Vote Before the Annual Meeting?.” Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

*LYDALL, INC.*
*ONE COLONIAL ROAD*
*MANCHESTER, CT 06042-2378*

**VOTE BY INTERNET - www.proxyvote.com**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS**
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

DETACH AND RETURN THIS PORTION ONLY

**The Board of Directors recommends you vote FOR the following:**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**1.** Election of Directors

**Nominees**

01 Dale G. Barnhart
02 Kathleen Burdett
03 W. Leslie Duffy
04 Matthew T. Farrell
05 Marc T. Giles
06 William D. Gurley
07 Suzanne Hammett
08 S. Carl Soderstrom, Jr.

**The Board of Directors recommends you vote FOR proposals 2 and 3.**

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000266077_1 R1.0.1.25

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

**LYDALL, INC.**
**Annual Meeting of Stockholders**
**April 29, 2016, 9:00 A.M.**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints Kathleen Burdett, W. Leslie Duffy, and Dale G. Barnhart, or any one of them, with full power of substitution, as attorneys and proxies, to vote all shares of stock of Lydall, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Lydall, Inc. to be held at the Hilton Hartford, 315 Trumbull St., Hartford, Connecticut on April 29, 2016, at 9:00 A.M. Eastern Time and at any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement and instructs its attorneys and proxies to vote as set forth on this Proxy, and in their discretion, on any other matters properly coming before this meeting.

The shares represented by this Proxy will be voted as specified. **If no choice is specified, the proxy will be voted "FOR" the nominees for the Board of Directors named in the proxy, "FOR" the approval of the advisory vote on executive compensation and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditor.**

**THIS PROXY CARD MUST BE PROPERLY COMPLETED, SIGNED, DATED AND RETURNED IN ORDER TO HAVE THESE SHARES VOTED.**

**Continued and to be signed on reverse side**

0000266077_2 R1.0.1.25